                                               Filed Pursuant to Rule 424(b)(5)
                                           Registration Statement No. 333-40340

                                                          PROSPECTUS SUPPLEMENT
                                                          (To Prospectus Dated
[EXODUS LOGO]                                                July 20, 2000)

                               13,000,000 Shares

                          Exodus Communications, Inc.

                                 Common Stock

                                ---------------

   All of the shares of common stock are being sold by Exodus Communications, Inc. Our common stock trades on the Nasdaq National Market under the symbol "EXDS". On February 5, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $18.75 per share.

   Concurrent with this offering, we are offering $500,000,000 aggregate principal amount of 5 1/4% convertible subordinated notes due February 15, 2008. The convertible subordinated notes will be offered pursuant to a separate prospectus supplement. Neither offering is conditioned upon the completion of the other offering.

                                ---------------

   Investing in our common stock involves risks, which we describe in the "Risk Factors" section beginning on page S-11 of this prospectus supplement and page 4 of the prospectus that is also a part of this document.

                                ---------------

                                                             Per
                                                            share     Total
                                                            ------ ------------
Public offering price...................................... $18.50 $240,500,000
Underwriting discounts..................................... $ 0.83 $ 10,790,000
Proceeds, before expenses, to Exodus....................... $17.67 $229,710,000

                                ---------------

   The underwriters may also purchase up to an additional 1,950,000 shares from us at the public offering price, less underwriting discounts, within 30 days from the date of this prospectus supplement, to cover over-allotments.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The shares of common stock will be ready for delivery in New York, New York on or about February 9, 2001.

                                ---------------

                          Joint Book-Running Managers

Goldman, Sachs & Co.                                        Merrill Lynch & Co.

                                ---------------

Morgan Stanley Dean Witter                                            JP Morgan

                                ---------------

          The date of this prospectus supplement is February 5, 2001

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-3
Incorporation by Reference.................................................  S-3
Summary....................................................................  S-4
Risk Factors............................................................... S-11
Disclosure Regarding Forward-Looking Statements............................ S-23
Use of Proceeds............................................................ S-24
Price Range of Our Common Stock............................................ S-24
Capitalization............................................................. S-25
Unaudited Pro Forma Combined Condensed Financial Statements................ S-26
Business................................................................... S-33
Underwriting............................................................... S-40
Legal Matters.............................................................. S-42
Experts.................................................................... S-42

                                   Prospectus

About This Prospectus.......................................................  ii
Where You Can Find More Information.........................................  ii
Incorporation by Reference.................................................. iii
Summary.....................................................................   1
Risk Factors................................................................   4
Disclosure Regarding Forward-Looking Statements.............................  13
Use of Proceeds.............................................................  14
Dividend Policy.............................................................  14
Ratio of Earnings to Fixed Charges and Preferred Dividends..................  14
Description of Debt Securities..............................................  15
Description of Preferred Stock..............................................  23
Description of Common Stock.................................................  25
Description of Warrants.....................................................  27
Plan of Distribution........................................................  29
Legal Matters...............................................................  30
Experts.....................................................................  30

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time we may offer debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $2,000,000,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the common stock we are selling in this offering. Both this prospectus supplement and the prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the prospectus, as well as the additional information described under "Incorporation by Reference" immediately below, before investing in our shares of common stock.

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement and the accompanying prospectus the information we indicate under "Incorporation by Reference" on page iii of the prospectus.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" on page ii of the prospectus.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede information contained in this prospectus supplement and the prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement and the prospectus as if that information was included in this prospectus supplement or the prospectus.

                                    SUMMARY

   This summary contains a general summary of the information contained in this prospectus supplement. It does not necessarily include all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference before making an investment decision.

                          Exodus Communications, Inc.

   Exodus Communications, Inc. is the leading provider of Internet infrastructure outsourcing services for enterprises with mission-critical Internet operations. We offer complex Web hosting and managed and professional services to optimize the performance, reliability and scalability of our customers' Internet operations. We deliver our services through a worldwide network of 40 Internet Data Centers located in major metropolitan areas in North America, Europe, Asia and Australia. Our Internet Data Centers are located in the Atlanta, Austin, Boston, Chicago, Frankfurt, London, Los Angeles, Melbourne, New York, Seattle, Silicon Valley, Tokyo, Toronto and Washington, D.C. metropolitan areas.

   Following our acquisition of GlobalCenter, we serve approximately 4,500 customers in a variety of industries, including major enterprise customers and leading Internet companies. These customers include Adidas, Inktomi, L'Oreal, Nikko Salomon Smith Barney, Novell, Oracle Business Online, Oracle Managed Services, Starbucks, U.S. News and World Report, Viacom, Yahoo! and ZDNet.

   Exodus Communications, Exodus and GlobalCenter are trade names and trademarks of Exodus or our subsidiaries. This prospectus also includes trade names and trademarks of other companies.

   Unless the context otherwise requires, the terms "we," "us," "our" and "Exodus" refer to Exodus Communications, Inc., a Delaware corporation.

                              Recent Developments

Acquisition of GlobalCenter

   On January 10, 2001, we completed our acquisition of GlobalCenter from Global Crossing Ltd. GlobalCenter is now a wholly-owned subsidiary of Exodus. We believe that the acquisition enhances our global Internet Data Center infrastructure, strengthens our network, our customer support, sales and professional services organizations, and expands our customer base.

   In our acquisition of GlobalCenter, we issued approximately 108 million shares of common stock in exchange for all outstanding shares of GlobalCenter common stock. As a result, Global Crossing and its affiliates acquired beneficial ownership of approximately 20% of our outstanding common stock. The combined company has 40 Internet Data Centers totaling approximately 5.1 million gross square feet, approximately 4,500 customers, and strategic partners that include Cisco, Compaq, Dell, Inktomi, Microsoft, Oracle, Softbank and Sun Microsystems.

   In connection with the merger, we also entered into two network services, marketing and cooperation agreements, one with Global Crossing and the other with Asia Global Crossing Ltd. Under these agreements we agreed for a period of 10 years to purchase from Global Crossing at least 50% of our future network needs outside of Asia, and we agreed to purchase from Asia Global Crossing at least 60% of our future network needs in Asia. In return, Global Crossing and Asia Global Crossing agreed to use Exodus and its affiliates as their exclusive provider of Web hosting services for a period of two years. They also agreed to provide us with preferred pricing on all network services and assets offered by Global Crossing and Asia Global Crossing, including circuits, IRUs and dark fiber. The benefits to us of these network arrangements include:

  . preferred pricing on network services and assets, helping our network services remain price competitive;

  . our Internet Data Centers being more closely integrated into Global
    Crossing's advanced global Internet Protocol network, providing us with superior network quality of service; and

  . local fiber capabilities that would enhance network control.

   In addition, Exodus and Asia Global Crossing have agreed to form a joint venture to provide complex Web hosting and managed services in Asia. Exodus will own 67% of the venture and Asia Global Crossing will own 33%. Both companies will contribute to the joint venture all their Asia region Web hosting related assets. Asia Global Crossing will be the primary network provider for this joint venture in Asia, and the parties intend that 67% of its networking needs will be supplied by Asia Global Crossing. Exodus will manage and operate the joint venture.

   Global Crossing has also agreed to offer and co-brand Exodus' Web hosting services to Global Crossing's network services customers.

Recent Financial Results

   On January 24, 2001, we announced our financial results for the fourth quarter and full year of 2000. These results do not reflect the acquisition of GlobalCenter. Revenues for the quarter ended December 31, 2000 were $280.4 million, compared to $101.4 million for the same quarter in 1999. Net loss, excluding the impact of amortization of goodwill and intangible assets, for the quarter ended December 31, 2000 was $55.8 million, or $0.13 per share, compared to a net loss of $60.6 million, or $0.14 per share, for the third quarter of 2000, and a net loss of $48.2 million, or $0.14 per share, for the fourth quarter of 1999. EBITDA profit (earnings before net interest expense, income taxes, depreciation, amortization and other noncash charges) for the quarter ended December 31, 2000 was $26.5 million compared to an EBITDA loss of $16.7 million for the fourth quarter in 1999.

   Revenues for the year ended December 31, 2000 were $818.4 million, compared to $242.1 million for the year ended December 31, 1999. Net loss, excluding the impact of amortization of goodwill and intangible assets, for the year ended December 31, 2000 was $221.5 million, or $0.55 per share, compared to $120.9 million, or $0.36 per share, for the year ended December 31, 1999. EBITDA profit for the year ended December 31, 2000 was $45.0 million, compared to an EBITDA loss of $44.7 million for the year ended December 31, 1999.

   During the fourth quarter of 2000, Exodus adopted SEC Staff Accounting Bulletin No. 101 -- "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 requires companies to defer revenue and related cost of goods sold for certain revenues. Excluding the cumulative impact of adopting SAB 101, revenues for the quarter ended December 31, 2000 would have been $281.0 million, net loss excluding the impact of amortization of goodwill and intangible assets would have been $54.8 million, and EBITDA profit would have been $27.5 million. Excluding the cumulative impact of adopting SAB 101, revenues for the year ended December 31, 2000 would have been $824.3 million, net loss excluding the impact of amortization of goodwill and intangible assets would have been $216.9 million, and EBITDA profit would have been $49.6 million. The cumulative impact of retroactively adopting SAB 101 is recorded as a $8.4 million increase to net loss in 2000.

                                ----------------

   Our principal executive offices are located at 2831 Mission College Boulevard, Santa Clara, California 95054. Our telephone number is (408) 346-2200. The information on our Web site is not part of this prospectus.

                                  The Offering

 Shares of our common stock offered by us.....  13,000,000 shares

 Shares outstanding after this offering.......  550,745,137 shares

 Over-allotment option........................  1,950,000 shares

 Use of proceeds..............................  We intend to use the net proceeds of this offering for
                                                general corporate purposes,
                                                principally capital for the
                                                expansion of our business. We
                                                may also use a portion of the
                                                net proceeds to fund
                                                acquisitions of complementary
                                                businesses, products or
                                                technologies or to make
                                                strategic investments.

 Nasdaq National Market symbol................  "EXDS"

   The number of shares of our common stock to be outstanding after this offering is based on shares outstanding as of January 31, 2001. This number of shares does not include the following:

  . 112,752,188 shares of common stock subject to options outstanding under our stock option plans, and 33,542,013 shares of common stock available for future grant under our stock option and employee stock purchase plans;

  . 1,950,000 shares that the underwriters may purchase from us if they exercise their over-allotment option; and

  . 23,457,000 shares of our common stock issuable upon conversion of our outstanding convertible debt securities, not including any shares of our common stock into which certain of our debt securities which we expect to sell in a concurrent offering may be convertible.

                            Concurrent Note Offering

   Concurrently with this offering, we are also offering convertible subordinated notes under a separate prospectus supplement. We expect that the aggregate gross proceeds of our convertible note offering will be approximately $500.0 million. Neither offering is conditioned on the other offering. We may not complete our convertible note offering.

                Selected Historical Consolidated Financial Data

   The following selected historical consolidated financial data has been derived from our historical financial statements, and should be read together with those financial statements and related notes that are incorporated by reference in this prospectus supplement.

   The consolidated balance sheet data as of December 31, 1997 is derived from audited financial statements that are not included in or incorporated by reference into this document. The consolidated statement of operations data and statement of cash flows data for the years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from audited financial statements that are incorporated by reference into this document. The consolidated statement of operations data and statement of cash flows data for the nine months ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 are derived from unaudited financial statements that are incorporated by reference into this document.

   In the following tables and in this document, "EBITDA" represents earnings
(loss) before net interest expense, income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other noncash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under accounting principles generally accepted in the United States. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the caption entitled "Deficiency of earnings available to cover fixed charges," earnings consist of loss before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance cost and discount or premium related to indebtedness, whether immediately expensed or capitalized and amortized, and that portion of rental expense we believe to be representative of interest. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.

                Selected Historical Consolidated Financial Data

                                                            Nine Months Ended
                            Year Ended December 31,           September 30,
                          ------------------------------  ----------------------
                            1997      1998       1999       1999        2000
                          --------  --------  ----------  ---------  -----------
                                (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Total revenues..........  $ 12,408  $ 52,745  $  242,140  $ 140,754  $   543,331
Costs and expenses:
 Cost of revenues.......    16,868    61,578     197,231    118,827      378,101
 Marketing and sales....    12,702    29,034      75,809     42,473      123,315
 General and
  administrative........     5,983    16,058      42,951     25,548       97,498
 Product development....     1,647     3,507       8,869      5,641       10,573
 Amortization of
  goodwill and
  intangible assets.....        --       141       9,438      5,597       25,412
 Acquisition-related
  charges...............        --        --       5,058         --           --
                          --------  --------  ----------  ---------  -----------
   Total costs and
    expenses............    37,200   110,318     339,356    198,086      634,899
                          --------  --------  ----------  ---------  -----------
   Operating loss.......   (24,792)  (57,573)    (97,216)   (57,332)     (91,568)
 Interest and other
  income (expense):
  Interest and other
   income...............       193     7,157      15,928     10,625       47,571
  Interest and other
   expense..............      (699)  (16,900)    (49,035)   (30,669)    (135,129)
                          --------  --------  ----------  ---------  -----------
   Total interest and
    other expense, net..      (506)   (9,743)    (33,107)   (20,044)     (87,558)
                          --------  --------  ----------  ---------  -----------
   Net loss.............   (25,298)  (67,316)   (130,323)   (77,376)    (179,126)
 Cumulative dividends
  and accretion on
  redeemable
  convertible preferred
  stock.................    (1,413)   (2,014)         --         --           --
                          --------  --------  ----------  ---------  -----------
Net loss attributable to
 common stockholders....  $(26,711) $(69,330) $ (130,323) $ (77,376) $  (179,126)
                          ========  ========  ==========  =========  ===========
Basic and diluted net
 loss per share.........  $  (0.87) $  (0.28) $    (0.39) $   (0.23) $     (0.45)
                          ========  ========  ==========  =========  ===========
Shares used in computing
 basic and diluted net
 loss per share.........    30,856   251,616     335,848    331,948      398,512
                          ========  ========  ==========  =========  ===========
Consolidated Statement
 of Cash Flows Data:
Net cash provided by
 (used for) operating
 activities ............  $(15,518) $(47,312) $  (46,726) $ (68,542) $    38,754
Net cash used for
 investing activities...   (23,864)  (92,757)   (390,614)  (235,134)  (1,042,139)
Net cash provided by
 financing activities...    45,937   285,814   1,296,745    319,632    1,260,801
Depreciation and
 amortization...........     3,429    13,024      50,881     28,383      117,030
Capital expenditures....    22,489    44,564     283,468    160,624      767,744
Other Data:
EBITDA..................  $(20,274) $(41,945) $  (44,738) $ (27,994) $    30,513
Deficiency of earnings
 available to cover
 fixed charges..........   (25,298)  (67,316)   (130,323)   (77,376)    (179,126)

                                            December 31,
                                    ----------------------------- September 30,
                                      1997      1998      1999        2000
                                    --------  -------- ---------- -------------
                                                  (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.......... $ 10,270  $156,015 $1,015,960  $1,246,550
Restricted cash equivalents........    1,753    45,614     35,390      73,051
Working capital (deficiency).......   (3,707)  124,636    946,798     901,806
Total assets.......................   40,973   298,798  1,742,890   3,655,352
Equipment loans, line of credit
 facilities, capital lease
 obligations, less current
 portion...........................   15,135    27,284     48,696      64,173
Convertible subordinated notes.....       --        --    749,800     562,494
Senior notes.......................       --   200,000    776,231   1,936,062
Total stockholders' equity
 (deficit).........................  (30,600)   24,277     17,615     567,644

     Selected Unaudited Pro Forma Combined Condensed Financial Information

   The selected unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Exodus, Cohesive Technology Solutions, Inc. and its subsidiaries and GlobalCenter Holding Co. been combined companies during the specified periods.

   The selected unaudited pro forma combined condensed financial information is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and related notes of Exodus and the historical consolidated financial statements and related notes of Cohesive, which are incorporated by reference into this document, and the historical consolidated financial statements and related notes of GlobalCenter Holding Co., which are incorporated by reference into this document and the unaudited pro forma combined condensed financial statements of Exodus, which are included elsewhere in this document.

   The selected unaudited pro forma combined condensed statement of operations information for the year ended December 31, 1999 gives effect to the merger between a wholly owned subsidiary of Exodus and Cohesive and to the merger between a wholly owned subsidiary of Exodus and GlobalCenter Holding Co. as if both mergers had taken place on January 1, 1999. The selected unaudited pro forma combined condensed statement of operations information for the nine months ended September 30, 2000 gives effect to the merger between a wholly owned subsidiary of Exodus and GlobalCenter Holding Co. as if it had taken place on January 1, 1999. The selected unaudited pro forma combined condensed balance sheet information gives effect to the GlobalCenter Holding Co. merger as if it had taken place on September 30, 2000.

   The selected unaudited pro forma combined condensed financial information has been prepared on the basis of assumptions described in the notes to the unaudited pro forma combined condensed financial statements included elsewhere in this document. In the opinion of management, all adjustments necessary to present fairly this selected unaudited pro forma combined condensed financial information have been made.

     Selected Unaudited Pro Forma Combined Condensed Financial Information

                                                                   Nine Months
                                                      Year Ended      Ended
                                                     December 31, September 30,
                                                         1999         2000
                                                     ------------ -------------
                                                     (in thousands, except per
                                                            share data)
Unaudited Pro Forma Combined Condensed Statement of
 Operations Information:
Total revenues.....................................   $ 342,234    $  679,926
Cost and expenses:
  Cost of revenues.................................     296,486       517,847
  Marketing and sales..............................      95,022       148,528
  General and administrative.......................      59,700       145,964
  Product development..............................       8,869        10,573
  Amortization of goodwill and other intangible
   assets..........................................     472,468       366,320
  Acquisition-related charges......................       5,058            --
                                                      ---------    ----------
    Total cost and expenses........................     937,603     1,189,232
    Operating loss.................................    (595,369)     (509,306)
Interest expense, net..............................     (35,066)      (87,787)
                                                      ---------    ----------
    Loss from continuing operations before taxes...    (630,435)     (597,093)
Income tax benefit.................................          --            --
                                                      ---------    ----------
    Loss from continuing operations attributable to
     common stockholders...........................   $(630,435)   $ (597,093)
                                                      =========    ==========
Basic and diluted loss per share from continuing
 operations........................................   $   (1.41)   $    (1.18)
                                                      =========    ==========
Shares used in computing basic and diluted loss per
 share from continuing operations..................     445,605       506,669
                                                      =========    ==========

                                                                 September 30,
                                                                     2000
                                                                 -------------
Unaudited Pro Forma Combined Condensed Balance Sheet
 Information:
Cash and cash equivalents.......................................  $1,257,760
Restricted cash equivalents.....................................      73,051
Working capital.................................................     846,832
Total assets....................................................   6,852,353
Equipment loans, line of credit facilities, capital lease
 obligations, less current portion..............................      64,173
Convertible subordinated notes..................................     562,494
Senior notes....................................................   1,936,062
Total stockholders' equity......................................   3,621,644

                                  RISK FACTORS

   This offering involves a high degree of risk. In addition to the other information set forth in this prospectus supplement and in the accompanying prospectus, the following risk factors should be considered carefully in evaluating Exodus and its business before purchasing any of the common stock offered hereby. This prospectus supplement contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus supplement should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this prospectus supplement and in the accompanying prospectus dated July 20, 2000. The risk factors contained in this prospectus supplement, add to, update and change the risk factors contained in the accompanying prospectus dated July 20, 2000.

Our short operating history, evolving business, and continuing losses make an investment in our securities difficult to evaluate

   Our limited operating history and the pace of change in our business makes evaluating our business operations and our prospects difficult. We have incurred operating losses each fiscal quarter and year since 1995. Our accumulated deficit was approximately $484.5 million at December 31, 2000. We anticipate making continuing investments in new Internet Data Centers and network infrastructure, product development, sales and marketing programs and personnel. We believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash and/or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenues in recent periods, this growth rate is not necessarily indicative of future or other operating results. It is possible that we may never achieve profitability on a quarterly or an annual basis.

Our operating results have fluctuated widely and we expect this to continue

   We have experienced significant fluctuations in our results of operations on a quarterly and an annual basis. We expect to continue to experience significant fluctuations due to a variety of factors, many of which are outside of our control, including:

  . demand for and market acceptance of our services;

  . reliable continuity of service and network availability;

  . the ability to increase bandwidth as necessary, both on our network and at our interconnection points with other networks;

  . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

  . customer retention and satisfaction;

  . capacity utilization of our Internet Data Centers;

  . the timing, magnitude and integration of acquisitions of complementary businesses and assets;

  . the timing of customer installations;

  . the provision of customer discounts and credits;

  . the mix of services sold by us;

  . the timing and success of marketing efforts and service introductions by us and our competitors;

  . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers, including obtaining necessary permits and adequate public utility power;

  . the introduction by third parties of new Internet and networking technologies;

  . changes in our pricing policies and those of our competitors;

  . fluctuations in bandwidth used by customers; and

  . licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries.

   In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, substantial interest expenses, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, many of our customers are emerging growth companies which may have negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

We may not realize all of the potential benefits of our recent acquisition of GlobalCenter

   One of our reasons for acquiring GlobalCenter was to utilize its facilities and employees to provide an enhanced level of services in connection with our Web hosting and managed and professional services operations. If we are not successful in quickly integrating GlobalCenter Internet Data Centers service operations and management teams, employee morale might decline, key employees could leave and customers could cancel existing orders or choose not to place new ones. In addition, difficulties or delays in the integration of the operations of Exodus and GlobalCenter, including the network and call center operations, could disrupt the customer service operations of the combined company. If our customer service operations suffer as a result of our integration efforts or otherwise, our customers might reduce their future orders or cease doing business with us altogether.

   Successful integration of GlobalCenter into Exodus depends, in significant part, on the continued services of GlobalCenter management personnel and of its key technical and sales personnel. Many members of GlobalCenter's former management team have terminated their relationships with GlobalCenter. Our ability to manage GlobalCenter's business and workforce could be harmed and our operations could be disrupted as a result of these departures. Losing these managers could slow or prevent us from realizing any benefits of acquiring GlobalCenter.

   In recent periods GlobalCenter increased its spending on investment in Internet Data Centers, network capacity and personnel, which could result in net losses in excess of historically reported results for that company. If after our acquisition we are unable to realize commensurate revenue increases, we will not realize some of the benefits of the acquisition and our financial results will be harmed.

We may not achieve expected benefits of our joint venture agreement with Asia Global Crossing

   In September 2000 we entered into a joint venture agreement with Asia Global Crossing Ltd., for the purpose of providing our services in Asia. To date, negotiations have been lengthy and complex, and we are continuing to work toward forming and developing the joint venture. If commencement of the joint venture is delayed, the benefits we expect to achieve will be delayed; for example, our revenues could be lower than anticipated. If the joint venture agreement, or the joint venture after formation, is terminated, we could also face additional competition in Asia.

We may experience difficulty in integrating the acquisitions that we have recently completed, which could harm our operating results

   The challenges of integrating the operations of Exodus and GlobalCenter will be increased by our ongoing efforts to integrate our other recent acquisitions. For example, in November 1999 we acquired Service Metrics, an Internet monitoring applications and services company, and in December 1999 we acquired Global OnLine Japan, an Internet solutions provider in the Japanese market. Also, in April 2000 we completed an investment in and entered into a commercial relationship with Mirror Image Internet, Inc., a provider of content distribution services and in August 2000 we acquired Grenville Consulting UK Limited, a professional services organization based in the UK. We anticipate that we will acquire other businesses and assets and add complementary technologies and personnel in the future in order to expand our business. The integration of multiple organizations requires a substantial amount of management resources and attention. If we fail to successfully integrate and manage acquired businesses, retain their employees and customers, or address new markets associated with the acquired businesses, our business and financial results would be harmed.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources

   One of our key strategies is to expand our network by opening additional Internet Data Centers in geographically diverse locations. In order to expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications circuits and equipment and Internet Data Center facilities, and establish additional interconnections with Internet service providers. We must continue to improve our operational and financial systems and expand, train and manage our employee base.

   We expect to expend substantial resources for leases or purchases of real estate, improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new Internet Data Center. Moreover, we expect to make significant new investments in sales and marketing and development of new services as part of our expansion strategy. If we fail to generate sufficient cash flows or to raise sufficient funding we may need to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

   In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the date the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We expect to delay slightly the scheduled opening of some former GlobalCenter Internet Data Centers in order to open them under Exodus standards and to reduce potential integration problems. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business will be materially adversely affected.

Our substantial leverage and debt service obligations adversely affect our cash flow

   We have substantial amounts of outstanding indebtedness including:

  . outstanding debt under our senior secured credit facility;

  . our 11 1/4% senior notes due 2008;

  . our dollar-denominated 10 3/4% senior notes due 2009;

  . our euro-denominated 10 3/4% senior notes due 2009;

  . our dollar-denominated 11 5/8% senior notes due 2010;

  . our euro-denominated 11 3/8% senior notes due 2008;

  . our 5% convertible subordinated notes due 2006; and

  . our 4 3/4% convertible subordinated notes due 2008.

   There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our debt when due. As of December 31, 2000, we had debt of approximately $2.6 billion. In addition, we expect to add additional long term debt, equipment loans, lease lines of credit or other financing arrangements to finance capital expenditures for our Internet Data Centers, working capital lines of credit and equipment lease lines. As a result of this indebtedness, our principal and interest payment obligations are substantial. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of, debt when due.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing;

  . requiring a substantial portion of cash flow from operations for debt service, thereby reducing cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  . placing us at a possible competitive disadvantage compared to competitors with less leverage or better access to capital resources.

We are subject to restrictive covenants in our note indentures and our senior secured credit facility that limit our flexibility in managing our business

   Our existing senior notes and convertible subordinated notes, and our senior secured credit facility contain various restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions.

   In addition, we are restricted in how we use funds raised in our debt financings. As a result, from time to time we may not be able to meet some of our spending needs, which could harm our business.

Some of our customers are emerging Internet-based businesses that may not pay us for our services on a timely basis and may not succeed over the long term

   Approximately 43% of our monthly recurring revenue during the fourth quarter 2000 was derived from customers that are emerging Internet-based businesses, and a portion of our future revenue will be derived from this customer base. The unproven business models of some of these customers and an uncertain economic climate make their continued financial viability uncertain. Some of these customers have encountered financial difficulties. In the future others may do so and fail to pay for our services or delay payment. If these payment difficulties are substantial our business and financial results could be harmed.

The success of our business depends on the overall demand for information technology and services, and Internet data services in particular

   Our success depends on the growth of overall demand for information technology and services, particularly in the market for Internet system and network management solutions for enterprises with mission-critical Internet operations. Our business is affected by general economic and business conditions throughout the world. A softening of demand for Internet infrastructure services and information technology and services caused by a weakening of the economy in general and the U.S. economy in particular may result in decreased revenues or slower growth for us.

We compete with much larger companies and there are few barriers to entry, and if we cannot compete effectively, we will lose business

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced that they intend to begin providing and/or greatly expand their service offerings that are competitive with our services. The principal competitive factors in this market include:

  . the ability to deliver services when requested by the customer;

  . Internet system engineering and other expertise;

  . customer service;

  . network capability, reliability, quality of service and scalability;

  . the variety of services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  . broad geographic presence;

  . price;

  . the ability to maintain and expand distribution channels;

  . brand name;

  . the timing of introductions of new services;

  . network security; and

  . financial resources.

   There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

  . providers of server hosting services;

  . national, foreign and regional ISPs;

  . global, regional and local telecommunications companies and Regional Bell
    Operating companies;

  . IT outsourcing firms; and

  . other technology services and products companies.

   Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased prices and other competition.

Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results

   The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. We currently incur costs greater than our revenues. If we cannot retain or grow our customer base, we will not be able to increase our sales and revenues or create economies of scale to offset our fixed and operating costs. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings and delivery.

Revenue recognition and accounting rules and guidance may change

   In the fourth quarter of 2000 we adopted SAB No. 101, "Revenue Recognition in Financial Statements," which provides revenue recognition guidance. The accounting profession continues to review provisions of SAB No. 101 and other rules and guidelines with the objective of providing additional guidance on implementing their provisions. Depending upon the outcome of these reviews and the issuance of implementation guidelines and interpretations, we may be required to change our revenue recognition policies and business practices or revalue assets, and such changes could have a material adverse effect on our revenue recognition, balance sheet, results of operations or financial condition.

System failures could lead to significant costs

   We must protect our network infrastructure, our equipment, and customers' equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, failure of any of our telecommunications providers, such as Global Crossing, MCI WorldCom and Qwest Communications Corporation, to provide consistent data communications capacity, and local exchange carriers to provide interconnection agreements, could result in service interruptions. In the future, we expect to rely more heavily on one provider, Global Crossing, and we will become more dependent on Global Crossing's operations and services. Any damage to, or failure, of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, temporary loss of power, and failure of networking equipment, all of which led to short-term degradation in the level of performance of our network or temporary unavailability of our services. If we incur significant financial commitments to our customers in connection with our failure to meet our service level commitment obligations as a result of system downtime, our liability insurance may not be adequate to cover those expenses.

Our business could be harmed by prolonged electrical power outages or shortages

   Our Internet Data Centers and other facilities are susceptible to regional electrical power shortages and planned or unplanned power outages caused by these shortages, such as those currently occurring in California. To date, neither we nor our customers have experienced any material interruption of service as a result of any such shortages. We attempt to limit exposure to system downtime by using backup generators and power supplies. We also attempt to limit our financial liability for system downtime by giving customers credit for free service each month for all disruptions of service during that month. However, customers may seek additional remedies. Further, we are planning to develop cogeneration facilities to reduce our reliance on public power suppliers. However, the overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers. Power outages which last beyond our backup alternative power arrangements could harm our customers and our business.

We must manage growth effectively by expanding operating and financial procedures, controls and systems or our business will be harmed

   We are experiencing, and expect to continue experiencing, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, acquisitions of assets and companies, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. We have recently hired many key employees and officers, and as a result, our entire management team has worked together for only a brief time. In addition, we intend to hire additional senior management personnel to support our growth and expansion of our business. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

Customer satisfaction with our services is critical to our success

   Our customers demand a very high level of service and services are an increasingly significant portion of our offerings. As customers outsource more mission-critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become unsatisfied. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. This commitment is generally limited to a credit consisting of free service for a short period of time for disruptions in Internet transmission services. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses.

Our ability to expand our network is unproven and will require substantial financial, operational and management resources

   To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We are dependent on Global Crossing, MCI WorldCom, Qwest, and other telecommunications providers for our network capacity. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase quickly our network capacity in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility, which may cause delays in implementation.

We depend on network interconnections provided by third parties who may raise their fees or deny access

   We rely on private and public network interconnections that allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue these interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. Some of these networks require that we pay them fees for the right to maintain interconnections. There is nothing to prevent any of these networks, some of which are significantly larger than we are, from increasing fees or denying access. In early 2000, one network with which we previously maintained interconnections unilaterally terminated its interconnections with us. In the future, other networks could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks. In this event, we may not be able, on a cost-effective basis to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets

   A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of GOL in December 1999. In April 2000, we opened Internet Data Centers in Frankfurt and Toronto, and in January 2001 we acquired additional Internet Data Centers in London and Melbourne through our acquisition of GlobalCenter. In September 2000, in connection with our acquisition of GlobalCenter, we entered into an agreement to form a joint venture with Asia Global Crossing Ltd. to provide complex Web hosting and managed services in Asia. In September 2000, we also entered into network services agreements with Global Crossing and Asia Global Crossing Ltd. to purchase, over the next 10 years, at least 50% of our future network needs outside Asia from Global Crossing and at least 60% of our network needs in Asia from Asia Global Crossing Ltd. We plan to open additional international Internet Data Centers during 2001. We may also enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  . challenges in staffing and managing foreign operations;

  . differences in technology standards;

  . employment laws and practices in foreign countries;

  . longer payment cycles and problems in collecting accounts receivable;

  . political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  . potentially adverse tax consequences.

Foreign currency exchange rate fluctuations or repatriation could result in losses

   Our international expansion, particularly in Asia as a result of the GlobalCenter transaction, may cause our results of operations and the value of our assets to be affected by the exchange rates between the U.S. dollar and the currencies of the additional countries in which we have operations and assets. In some of these countries into which we have expanded, prices of our products and services will be denominated in a currency other than the U.S. dollar. As a result, we may experience economic losses solely as a result of foreign currency exchange rate fluctuations, including a foreign currency's devaluation against the U.S. dollar. We may also acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. In addition, similar restrictions could be imposed in countries where we conduct business after we begin our operations.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards

   Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

   We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. Any incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to conform timely to new standards. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services

   The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services rely on encryption and authentication technology licensed from third parties. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Recently, numerous computer viruses have circulated throughout the world. Our network and our customer sites are potentially vulnerable to these viruses, which could harm our results of operations. Our Internet Data Centers have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in our computer systems or those of our customers. As a result, we could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

We depend on third-party equipment and software suppliers

   We depend on vendors to supply key components of our telecommunications infrastructure and system and network management solutions. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we are unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused temporary disruptions in and impairment of network performance.

Government regulation and legal uncertainties may harm our business

   Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in many states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that Exodus is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network

   The law relating to the liability of online services companies and Internet access providers for information and commerce carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

   Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages through our network or advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some ISPs and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers will not engage in this practice, which could have a material adverse effect on our business.

Our future success depends on our key personnel

   Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We do not carry key-person life insurance for any of our employees.

If the Internet and Internet infrastructure development do not continue to grow, our business will be harmed

   Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We face risks associated with protection and enforcement of intellectual property rights

   We rely on a combination of copyright, patent trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have very little patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

   In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Our stock price has been volatile in the past and is likely to continue to be volatile

   The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity.

   In addition, the market price of our common stock might decline significantly as a result of our recent acquisition of GlobalCenter if:

  . we do not experience the benefits of the merger as quickly as anticipated, or at all, or the costs of or operational difficulties arising from the merger are greater than anticipated;

  . the impact of the merger on our financial results is not in line with the expectations of financial analysts; or

  . margins on managed and professional services decline because of competitive or other factors or because the anticipated shift of the total mix of business toward managed and professional services does not materialize.

As a result of our acquisition of GlobalCenter, Global Crossing has a substantial ownership interest in Exodus, and future sales of our common stock by Global Crossing could cause the price of our common stock to decline

   As a result of our acquisition of GlobalCenter in January 2001, Global Crossing, the former parent company of GlobalCenter, acquired approximately 108 million shares or 20% of our outstanding common stock. Global Crossing has agreed that it will vote its shares of our common stock, at its option, either as directed by us or in the same proportion as our other stockholders until the earlier of five years after the merger or the time that its percentage ownership of Exodus is reduced to below 10%. This agreement does not, however, apply to a proposal relating to a change in control of Exodus. In addition, Global Crossing has the right to designate one nominee for election to our board of directors for as long as it owns a total of at least 10% of our common stock outstanding. As a result of these agreements, Global Crossing is able to influence the management of Exodus. In addition, Global Crossing will have influence over the outcome of a stockholder vote on any matter relating to a change in control of Exodus.

   All of the shares of our common stock issued at the completion of the merger are restricted shares. We have agreed to register these shares for resale within four months after the merger and to keep the registration statement effective until the registered shares are sold or until Global Crossing owns less than 3% of our common stock outstanding. Global Crossing has agreed not to sell its shares until January 2002, except under limited circumstances. The market price of our common stock could decline as a result of sales by Global Crossing of its shares of our common stock or the perception that these sales could occur.

Sales of a large number of shares by Exodus or by stockholders could depress our stock price

   The market price of our common stock could drop as a result of sales or expected sales of a large number of our shares in the public market after the offering. We will be subject to a 90-day lockup period following the date of this prospectus supplement. During this lockup period, we are not allowed to issue additional common stock or securities convertible into common stock except in certain circumstances or unless Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters, consent to such issuances.

The terms of our debt agreements restrict us from making payments with respect to our common stock

   Our ability to pay cash dividends on, or repurchase shares of, our common stock is limited under the terms of our senior indentures and our senior secured credit facility. We do not currently intend to pay any cash dividends in the foreseeable future.

Our anti-takeover defense provisions may deter potential acquirors and may depress our stock price.

   Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Exodus. These provisions allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus and the accompanying prospectus include, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, statements in the future tense and statements including words such as "anticipate," "believe," "estimate," "will," "may," "plan," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Forward-looking statements in this prospectus and the accompanying prospectus include those relating to integration with GlobalCenter, our expected growth and financing needs, and the possibility of acquiring complementary businesses, products, services and technologies and our ability to make required payments on our current and future debt instruments. Actual results, performance or achievements could differ materially from those contemplated by the forward-looking statements contained in this prospectus and the accompanying prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus and the accompanying prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and the accompanying prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We estimate the net proceeds from the sale of shares of our common stock in this offering will be approximately $229.4 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We plan to use the net proceeds from this offering for general corporate purposes, principally capital for the expansion of our business. We may also use a portion of the net proceeds of this offering to fund acquisitions of complementary businesses, products or technologies or to make strategic investments. Currently, there are no material commitments or understandings with respect to any such transactions. Pending those uses, we intend to invest those funds in short-term, investment-grade, interest-bearing instruments. We do not believe we can accurately estimate the amounts to be used for each purpose at this time.

   In the ordinary course of business, we evaluate potential acquisitions of businesses, products, services and technologies. Except as disclosed in this prospectus supplement, we have no present understandings, commitments or agreements with respect to any acquisition of any businesses, products, services or technologies. Pending these uses, we will invest the net proceeds of this offering in investment-grade, short-term, interest-bearing securities.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock has traded on the Nasdaq National Market under the symbol "EXDS" since our initial public offering in March 1998. The table below presents, for the calendar quarters indicated, the high and low per share closing sale prices of our common stock as reported on the Nasdaq National Market. The first quarter 1998 information covers the period from March 19, 1998, the date of our initial public offering, through March 31, 1998.

                                                                   High   Low
                                                                  ------ ------
   Year Ending December 31, 2001
   First Quarter (through February 5, 2001)...................... $28.19 $16.56

   Year Ending December 31, 2000
   Fourth Quarter................................................ $46.25 $20.00
   Third Quarter.................................................  68.44  37.00
   Second Quarter................................................  70.81  29.00
   First Quarter.................................................  86.66  43.19

   Year Ended December 31, 1999
   Fourth Quarter................................................ $45.91 $15.52
   Third Quarter.................................................  21.70  13.45
   Second Quarter................................................  14.99   7.67
   First Quarter.................................................   9.38   3.77

   Year Ended December 31, 1998
   Fourth Quarter................................................ $ 4.17 $ 1.21
   Third Quarter.................................................   3.05   1.06
   Second Quarter................................................   2.99   1.91
   First Quarter (commencing March 19, 1998).....................   1.79   1.70

   Exodus has never declared or paid any cash dividends on its common stock. Exodus currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

   On February 5, 2001, the reported closing sale price of our common stock on the Nasdaq National Market was $18.75 per share.

                                 CAPITALIZATION

   The following table presents as of September 30, 2000:

  . our actual capitalization;

  . our capitalization on a pro forma basis giving effect to the acquisition of GlobalCenter;

  . our pro forma capitalization as adjusted to reflect 13,000,000 shares of our common stock at a public offering price of $18.50 per share, after deducting the underwriting discount and estimated offering expenses payable by us; and

  . our pro forma capitalization as adjusted to reflect this offering of common stock and the concurrent offering of $500.0 million aggregate principal amount of convertible subordinated notes.

   As of December 31, 2000, we had outstanding borrowings of $150.0 million under our senior secured credit facility.

   You should read this table in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

                                        As of September 30, 2000
                            ---------------------------------------------------
                                                                  As adjusted
                                                         As         for this
                                         Pro forma    adjusted    offering and
                                            with      for this   the concurrent
                              Actual    GlobalCenter  offering      offering
                            ----------  ------------ ----------  --------------
                             (in thousands, except share and per share data)
Long-term debt:
  Equipment loans and line
   of credit facility...... $   11,834   $   11,834  $   11,834    $   11,834
  Capital lease
   obligations.............     52,339       52,339      52,339        52,339
  Senior notes.............  1,936,062    1,936,062   1,936,062     1,936,062
  Convertible subordinated
   notes...................    562,494      562,494     562,494     1,062,494
                            ----------   ----------  ----------    ----------
  Total long-term debt.....  2,562,729    2,562,729   2,562,729     3,062,729
Stockholders' equity:
  Preferred stock, $0.001
   par value; 5,000,000
   shares authorized, no
   shares issued or
   outstanding.............         --           --          --            --
  Common stock, $0.001 par
   value; 1,500,000,000
   shares authorized.......        424          532         545           545
  Additional paid-in
   capital.................    915,227    3,969,119   4,198,478     4,198,478
  Deferred stock
   compensation............     (1,261)      (1,261)     (1,261)       (1,261)
  Accumulated deficit......   (407,342)    (407,342)   (407,342)     (407,342)
  Accumulated other
   comprehensive income....     60,596       60,596      60,596        60,596
                            ----------   ----------  ----------    ----------
  Total stockholders'
   equity..................    567,644    3,621,644   3,851,016     3,851,016
                            ----------   ----------  ----------    ----------
  Total capitalization..... $3,130,373   $6,184,373  $6,413,745    $6,913,745
                            ==========   ==========  ==========    ==========

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Exodus, Cohesive and GlobalCenter Holding Co. been combined companies during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes of Exodus and the historical consolidated financial statements and related notes of Cohesive, and the historical consolidated financial statements and related notes of GlobalCenter Holding Co. which are incorporated by reference into this document.

   On July 27, 1999, Exodus completed its acquisition of Cohesive in a transaction accounted for as a purchase. As consideration for Cohesive, Exodus issued 3,201,592 shares of common stock, options to purchase a total of 817,424 shares of common stock, and $46,530,000 in cash, for a total purchase price of $111,440,000. The pro forma adjustments related to the Cohesive acquisition that are reflected in the accompanying unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 are based on the actual value of the tangible and intangible assets acquired by Exodus as well as management's estimates of the useful lives of those acquired assets.

   In February 1998, GlobalCenter Inc. completed a merger with Frontier Corporation in a transaction accounted for as a pooling of interests. On September 28, 1999, Global Crossing Ltd. acquired Frontier Corporation in a merger transaction accounted for as a purchase. For financial reporting purposes, the acquisition of Frontier Corporation by Global Crossing Ltd. was deemed to have occurred on September 30, 1999. The historical consolidated statement of operations of GlobalCenter Holding Co. for the nine months ended September 30, 1999 is included under the heading "Predecessor" in the accompanying pro forma statement of operations for the year ended December 31, 1999. The consolidated statements of operations of GlobalCenter Holding Co. for the three months ended December 1999 and for the nine months ended September 30, 2000 are included under the heading "GlobalCenter."

   In January 2001, Exodus completed its acquisition of GlobalCenter Holding Co. in a transaction accounted for as a purchase. Based on the average closing price of Exodus common stock for the five trading days ended December 7, 2000, the GlobalCenter Holding Co. purchase price was estimated to be approximately $3.1 billion, consisting of Exodus common stock valued at approximately $2.9 billion, Exodus stock options valued at approximately $169 million, and merger related expenses estimated at approximately $36 million.

   In connection with the GlobalCenter acquisition, Exodus expects to record an accrual in the first quarter of 2001 for restructuring activities related to the integration of the two companies, the amount of which is currently not estimable.

   The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 gives effect to the Cohesive and GlobalCenter acquisitions as if both acquisitions had taken place on January 1, 1999. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999 combines Exodus' audited historical consolidated statement of operations for the year ended December 31, 1999, Cohesive's unaudited historical statement of operations for the period from January 1, 1999 through July 27, 1999, Predecessor's audited historical consolidated statement of operations for the period from January 1, 1999 to September 30, 1999, and GlobalCenter Holding Co.'s audited historical consolidated statement of operations for the period from October 1, 1999 to December 31, 1999.

   The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2000 gives effect to the merger between a wholly owned subsidiary of Exodus and GlobalCenter Holding Co. as if it had taken place on January 1, 1999. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2000 combines Exodus' unaudited historical consolidated statement of operations for the nine months ended September 30, 2000 and GlobalCenter Holding Co.'s unaudited historical consolidated statement of operations for the nine months ended September 30, 2000.

   The unaudited pro forma combined condensed balance sheet gives effect to the GlobalCenter acquisition as if it had taken place on September 30, 2000 and combines Exodus' unaudited historical consolidated balance sheet as of September 30, 2000 and GlobalCenter Holding Co.'s unaudited historical consolidated balance sheet as of September 30, 2000. The acquisition of Cohesive has already been reflected in Exodus' unaudited consolidated balance sheet as of September 30, 2000.

   The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the related notes and include assumptions relating to the allocation of consideration paid for the assets and liabilities of GlobalCenter Holding Co. based on preliminary estimates of their respective fair values. We intend to consider the fair value of the network services agreements in the final purchase price allocation. We are currently engaged in determining the value of the network services agreements and the unaudited pro forma combined condensed financial statements currently do not reflect any fair value associated with the network services agreements. We believe that any purchase price allocable to the network services agreements would not have a material effect on the final purchase price allocation. The purchase price reflected in the unaudited pro forma combined condensed financial statements is preliminary and is based on the September 30, 2000 balance sheet and results of operations of GlobalCenter Holding Co. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma combined condensed financial statements have been made based on the proposed terms and structure of the GlobalCenter acquisition.

   The unaudited pro forma combined condensed financial statements do not reflect the impact of adopting SAB 101 in Q4 2000.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               September 30, 2000
                                 (in thousands)

                                Historical               Pro Forma
                          ------------------------ -----------------------------
                            Exodus    GlobalCenter Adjustments         Combined
                          ----------  ------------ -----------        ----------
Assets
Current assets:
  Cash and cash
   equivalents..........  $1,246,550   $   11,210  $       --         $1,257,760
  Accounts receivable,
   net..................     134,417       57,601          --            192,018
  Prepaid expenses and
   other current
   assets...............      38,219       16,835          --             55,054
  Deferred tax asset....          --        4,155      (4,155)(a)             --
                          ----------   ----------  ----------         ----------
   Total current
    assets..............   1,419,186       89,801      (4,155)         1,504,832
Property and equipment,
 net....................   1,262,446      358,149          --          1,620,595
Restricted cash
 equivalents............      73,051           --          --             73,051
Goodwill and other
 intangible assets......     191,003    1,188,320   1,561,491 (a)(b)   2,940,814
Other assets............     709,666        3,395          --            713,061
                          ----------   ----------  ----------         ----------
                          $3,655,352   $1,639,665  $1,557,336         $6,852,353
                          ==========   ==========  ==========         ==========
Liabilities and
 Stockholders' Equity
Current liabilities:
  Current portion of
   equipment loans and
   line of credit
   facilities...........  $    7,149   $       --  $       --         $    7,149
  Current portion of
   capital lease
   obligations..........      38,183           --          --             38,183
  Accounts payable......     324,929       87,082          --            412,011
  Accrued expenses......      82,063       17,538          --             99,601
  Accrued interest
   payable..............      65,056           --          --             65,056
  Accrued liability,
   acquisition costs....          --           --      36,000 (b)         36,000
                          ----------   ----------  ----------         ----------
   Total current
    liabilities.........     517,380      104,620      36,000            658,000
Equipment loans and line
 of credit facilities,
 less current portion...      11,834           --          --             11,834
Capital lease
 obligations, less
 current portion........      52,339           --          --             52,339
Convertible subordinated
 notes..................     562,494           --          --            562,494
Senior notes............   1,936,062           --          --          1,936,062
Long-term deferred tax
 liabilities............          --       22,605     (22,605)(a)             --
Other non-current
 liabilities............       7,599        2,381          --              9,980
                          ----------   ----------  ----------         ----------
   Total liabilities....   3,087,708      129,606      13,395          3,230,709
Stockholders' equity:
  Common stock..........         424        2,335      (2,227)(b)            532
  Additional paid-in
   capital..............     915,227    1,871,077   1,182,815 (b)      3,969,119
  Deferred stock
   compensation.........      (1,261)          --          --             (1,261)
  Accumulated deficit...    (407,342)    (363,353)    363,353 (a)       (407,342)
  Accumulated other
   comprehensive
   income...............      60,596           --          --             60,596
                          ----------   ----------  ----------         ----------
   Total stockholders'
    equity..............     567,644    1,510,059   1,543,941          3,621,644
                          ----------   ----------  ----------         ----------
                          $3,655,352   $1,639,665  $1,557,336         $6,852,353
                          ==========   ==========  ==========         ==========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                  Nine Months Ended September 30, 2000
                              --------------------------------------------------
                                    Historical
                              -----------------------                  Pro forma
                               Exodus    GlobalCenter   Adjustments    Combined
                              ---------  ------------   -----------    ---------
Revenue.....................  $ 543,331   $ 136,595      $      --     $ 679,926
Costs and expenses:
  Cost of revenue...........    378,101     141,377(i)      (1,631)(h)   517,847
  Marketing and sales.......    123,315      25,213             --       148,528
  General and
   administrative...........     97,498      49,165(i)        (699)(h)   145,964
  Product development.......     10,573          --             --        10,573
  Amortization of goodwill
   and other intangible
   assets...................     25,412     222,810        118,098(c)    366,320
                              ---------   ---------      ---------     ---------
    Total costs and
     expenses...............    634,899     438,565        115,768     1,189,232
    Operating loss..........    (91,568)   (301,970)      (115,768)     (509,306)
Interest/other income
 (expense), net.............    (87,558)       (229)            --       (87,787)
                              ---------   ---------      ---------     ---------
Loss from continuing
 operations before taxes....   (179,126)   (302,199)      (115,768)     (597,093)
Income tax benefit..........         --      33,189        (33,189)(d)        --
                              ---------   ---------      ---------     ---------
Loss from continuing
 operations.................  $(179,126)  $(269,010)     $(148,957)    $(597,093)
                              =========   =========      =========     =========
Basic and diluted loss per
 share from continuing
 operations.................  $   (0.45)                               $   (1.18)
Shares used to compute basic
 and diluted loss per share
 from continuing
 operations.................    398,512                    108,157(e)    506,669

                     (in thousands, except per share data)

                                                        Year Ended December 31, 1999
                   --------------------------------------------------------------------------------------------------------------
                       Historical                                             Historical
                   -------------------                                --------------------------
                                                                       Predecessor  GlobalCenter
                                                                       Nine Months  Three Months                    Pro Forma
                                                         Pro Forma        Ended        Ended                     Exodus/Cohesive/
                                                      Exodus/Cohesive September 30, December 31,                   GlobalCenter
                    Exodus    Cohesive  Adjustments      Combined         1999          1999      Adjustments        Combined
                   ---------  --------  -----------   --------------- ------------- ------------  -----------    ----------------
Revenue..........  $ 242,140  $29,191     $    --        $ 271,331      $ 47,179      $ 23,724     $      --        $ 342,234
Costs and
 expenses:
 Cost of
  revenue........    197,231   20,896          --          218,127        54,993        24,032(i)       (666)(h)      296,486
 Marketing and
  sales..........     75,809    3,594          --           79,403         9,531         6,088            --           95,022
 General and
  administrative..    42,951    5,223          --           48,174         8,170         3,641(i)       (285)(h)       59,700
 Product
  development....      8,869       --          --            8,869                                        --            8,869
 Amortization of
  goodwill and
  other
  intangible
  assets.........      9,438    4,994       3,492(c)        17,924           974        74,270       379,300(c)       472,468
 Merger costs....      5,058       --          --            5,058            --            --            --            5,058
                   ---------  -------     -------        ---------      --------      --------     ---------        ---------
 Total costs and
  expenses.......    339,356   34,707       3,492          377,555        73,668       108,031       378,349          937,603
 Operating loss..    (97,216)  (5,516)     (3,492)        (106,224)      (26,489)      (84,307)     (378,349)        (595,369)
 Interest/other
  income
  (expense),
  net............    (33,107)    (565)     (1,464)(f)      (35,136)          (44)          114            --          (35,066)
                   ---------  -------     -------        ---------      --------      --------     ---------        ---------
 Loss from
  continuing
  operations
  before taxes...   (130,323)  (6,081)     (4,956)        (141,360)      (26,533)      (84,193)     (378,349)        (630,435)
Income tax
 benefit.........         --      450        (450)(d)           --         9,742         5,038       (14,780)(d)           --
                   ---------  -------     -------        ---------      --------      --------     ---------        ---------
 Loss from
  continuing
  operations.....   (130,323)  (5,631)     (5,406)        (141,360)      (16,791)      (79,155)     (393,129)        (630,435)
Cumulative
 dividends and
 accretion on
 redeemable
 preferred
 stock...........         --     (738)        738(g)            --            --            --            --               --
                   ---------  -------     -------        ---------      --------      --------     ---------        ---------
Loss from
 continuing
 operations
 attributable to
 common
 stockholders....  $(130,323) $(6,369)    $(4,668)       $(141,360)     $(16,791)     $(79,155)    $(393,129)       $(630,435)
                   =========  =======     =======        =========      ========      ========     =========        =========
Basic and diluted
 loss per share
 from continuing
 operations......  $   (0.39)                                                                                       $   (1.41)
Shares used to
 compute basic
 and diluted loss
 per share from
 continuing
 operations......    335,848                1,600(e)                                                 108,157(e)       445,605

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   On September 28, 2000, we entered into a merger agreement under which all outstanding shares of capital stock of GlobalCenter Holding Co. were exchanged for Exodus common stock. The terms of the merger agreement were finalized on December 5, 2000. Based on the average closing price of our common stock for the five trading days ended December 7, 2000 our common stock issued in the merger was valued at approximately $2.9 billion. The merger was completed on January 10, 2001. In addition, we assumed all of the options outstanding to purchase shares of common stock of GlobalCenter Inc., including the Global Crossing Ltd. options that will be deemed to be equivalent to GlobalCenter Inc. options, and issued new options to purchase Exodus common stock for the Global Crossing Ltd. options that were cancelled as a result of the merger.

   Under purchase accounting, the total purchase price will be allocated to GlobalCenter Holding Co.'s tangible and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The total purchase price reflected below is based on the average closing price of our common stock for the five trading days ended December 7, 2000 (in thousands):

Fair value of Exodus common stock to be issued........... $2,885,000
Fair value of GlobalCenter options to be assumed.........    159,000
Fair value of Exodus options to be issued................     10,000
Estimated transaction costs..............................     36,000
                                                          ----------
Total purchase price..................................... $3,090,000
                                                          ==========

                                                                     Life (yrs)
                                                                     ----------
Net tangible assets acquired (primarily fixed assets).... $  340,000    2-10
Developed technology.....................................    255,000       3
Customer lists...........................................    230,000       5
Goodwill.................................................  2,265,000       7
                                                          ----------
Net assets acquired...................................... $3,090,000
                                                          ==========

   We intend to consider the fair value of the network services agreements in the final purchase price allocation. We are currently engaged in determining the value of the network services agreements and the unaudited pro forma combined condensed financial statements currently do not reflect any fair value associated with the network services agreements. We believe that any purchase price allocable to the network services agreements would not have a material effect on the final purchase price allocation.

   The final purchase price allocation will depend upon the final valuation of the assets acquired and the liabilities assumed in the merger. Consequently, the actual allocation of the purchase price could differ from that presented above.

   The pro forma adjustments below do not reflect any changes to the accounting for goodwill that may result from the FASB's project on business combinations.

(1) Unaudited Pro Forma Combined Condensed Balance Sheet

   The unaudited pro forma combined condensed balance sheet as of September 30, 2000 gives effect to the merger as if it had occurred on September 30, 2000.

   The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

     (a) To eliminate GlobalCenter Holding Co.'s historical goodwill and intangible assets, deferred tax assets and liabilities and deferred income.

     (b) To record the purchase of GlobalCenter Holding Co. by Exodus through the issuance of common stock and options, and to eliminate GlobalCenter Holding Co.'s historical equity balances. In accordance with Emerging Issues Task Force Issue No. 99-12, the value of common stock to be issued is based on the average closing price of our common stock for the five trading days ended December 7, 2000. The terms of the merger agreement were finalized on December 5, 2000.

(2) Unaudited Pro Forma Combined Condensed Statements of Operations

   The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred on January 1, 1999.

   The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

     (c) To remove amortization of historical goodwill and other intangible assets previously recorded by GlobalCenter Holding Co. and Cohesive (Cohesive for 1999 only) to record amortization of goodwill and intangible assets resulting from the allocation of the GlobalCenter Holding Co. and Cohesive purchase prices (Cohesive for 1999 only). The pro forma adjustments are based on straight line amortization of goodwill and other intangible assets associated with the GlobalCenter Holding Co. acquisition over estimated useful lives of three to seven years and of goodwill and other intangible assets associated with the Cohesive acquisition over estimated lives of five to eight years (Cohesive for 1999 only).

     (d) To remove tax benefits previously recorded by GlobalCenter Holding Co. and Cohesive (Cohesive for 1999 only).

     (e) In accordance with the merger agreement, to reflect the number of shares issued as consideration for the GlobalCenter Holding Co. merger. To also reflect the shares issued as consideration for the Cohesive merger for 1999 only.

     (f) To eliminate interest income earned by Exodus on cash paid to Cohesive's shareholders at the date of the merger assuming a 5% interest rate which approximates Exodus' actual rate of return during 1999.

     (g) To remove Cohesive's historical cumulative dividends and accretion on redeemable preferred stock which were settled in cash at the date of the Cohesive merger.

     (h) To adjust GlobalCenter Holding Co.'s depreciation expense in accordance with Exodus' depreciation policy.

     (i) The historical consolidated statements of operations of GlobalCenter Holding Co. for the nine months ended September 30, 2000 and the year ended December 31, 1999 present depreciation and amortization as a separate line item. For comparative purposes, GlobalCenter Holding Co.'s depreciation and amortization expenses have been reclassified to conform with Exodus' classification as follows:

   Nine months ended September 30, 2000
   ------------------------------------
   Cost of revenues................................................... $11,365
   General and administrative.........................................   4,871
                                                                       -------
   Total depreciation and amortization expenses in GlobalCenter
    Holding Co.'s historical financial statements..................... $16,236
                                                                       =======

   Year ended December 31, 1999
   ----------------------------
   Cost of revenues................................................... $ 4,308
   General and administrative.........................................   1,847
                                                                       -------
   Total depreciation and amortization expenses in GlobalCenter
    Holding Co.'s historical financial statements..................... $ 6,155
                                                                       =======

                                    BUSINESS

   Exodus Communications is the leading provider of Internet infrastructure outsourcing services for enterprises with mission-critical Internet operations. We offer complex Web hosting and managed and professional services to optimize the performance, reliability and scalability of our customers' Internet operations. We deliver our services through a worldwide network of 40 Internet Data Centers located in North America, Europe, Asia and Australia.

   We began offering server hosting and Internet connectivity in late 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. We currently operate Internet Data Centers in 14 major metropolitan areas. Our Internet Data Centers are located in the Atlanta, Austin, Boston, Chicago, Frankfurt, London, Los Angeles, Melbourne, New York, Seattle, Silicon Valley, Tokyo, Toronto and Washington, D.C. metropolitan areas.

   Throughout 2000, Exodus supported a growing number of enterprise customers as they expanded their Web initiatives. We have approximately 4,500 customers under contract worldwide. We serve customers in a variety of industries, including major enterprise customers and leading Internet companies.

Services

   Our globally distributed Internet Data Centers, connected by our privately managed, Internet Protocol network backbone, provide the high-performance platform from which we deliver our Web hosting services. In addition, we provide managed and professional services to help our customers architect and launch their Internet operations, to monitor, manage and scale those operations. Our service offerings include Internet Data Center Services, networking, storage, content distribution and caching, security, performance measurement and monitoring, professional consulting services, managed Web hosting and Web application management.

 Internet Data Center Services

   We deliver our hosting and managed services from geographically distributed, state-of-the-art Internet Data Centers with backup power supplies and auxiliary generators, fire suppression systems, raised floors, HVAC, separate cooling zones, seismically-braced racks, 24 x 7 operations and high levels of physical security. In these facilities, Exodus supports leading Internet hardware and software platforms, including Compaq, Dell, IBM, Microsoft and Sun Microsystems, as well as network vendor platforms including those from F5 Networks, Alteon Web Systems, Cisco Systems, Foundry Networks and Check Point Software. This multi-vendor flexibility enables our customers to retain control over the technical solution and to integrate Internet operations with existing information technology technical architecture. Because mission-critical Internet operations are typically dynamic and often require hardware and software upgrades to maintain targeted service levels, customers have unlimited 24 x 7 access to their equipment within our Internet Data Centers. Additional space and electrical power can be added as needed, ensuring that customers can scale their Internet operations and have access to additional server hosting services.

 Networking

   We connect our Internet Data Centers through a high-performance, dedicated and redundant backbone network using multiple high speed OC-3, OC-12 and OC-48 lines, along with our extensive private and public network interconnections. Since our customers' mission-critical Internet operations often experience network traffic spikes due to promotions or events, we also provide excess network capacity for our customers.

   To meet customers' requirements of near 100% availability, our network is designed to minimize the likelihood of any single point of failure. Each Internet Data Center has multiple physical fiber paths into the facility. We maintain multiple network links from multiple vendors into each Internet Data Center, and regularly confirm that our fiber backbone is traversing physically separated paths. Customers may also enhance their Web sites' availability by physically duplicating sites at multiple Internet Data Centers, and synchronizing applications and content through our private backbone network. This network architecture optimizes the availability of a customer's site, even in the event of a link failure. To ensure maximum scalability, reliability and performance, we provide our customers with scalable bandwidth services ranging from Ethernet (10 megabits per second) connections to gigabit Ethernet (1,000 megabits per second) connections.

 Storage

   Our storage services include shared and dedicated storage solutions, including backup and restore, disk on demand, and remote disaster recovery. Our professional services engineers design and implement custom storage solutions in customers' cages. We resell products and services from EMC, Network Appliances, sanrise, Scale Eight, StorageNetworks, StorageWay and WorldStor.

 Content Distribution and Caching

   We recognize that with mass-market-scale adoption of e-commerce, participation in auctions and other consumer activities, content delivery is vital to our customers. In response, we made a significant investment in Mirror Image Internet, and in December 2000 announced general availability of our Network Acceleration Services powered by Mirror Image. Built on Mirror Image's Content Access Point network and its instaContent Global Distribution services, our Network Acceleration Services are part of our distribution platform for high-speed, reliable delivery of Internet content, streaming media and applications. The platform is designed to eliminate latency at every level and reduce the need to route requests back to the content origin server.

 Security

   Security is critical for many of our customers. For example, a denial of service attack can shut down a company's entire network. We address security threats with "defensive" services such as firewalls, server hardening, and security reviews, as well as "offensive" services such as intrusion detection, cyber attack management systems, and intrusion case management.

 Performance Measurement, Monitoring and Testing

   Our performance labs and performance optimization tools provide advanced solutions for Web site measurement monitoring and testing. These services allow our customers to gauge site performance from a user perspective. Our performance testing lab includes e-business stress and load testing, allowing the customer to test the ability of the customer's site to handle projected traffic, scalability and performance expectations. Our lab supports component and functionality testing, and scalability and traffic testing. Our monitoring technologies give customers critical insights into the performance of their online transactions, Web pages and media streams.

 Professional Services

   Our global, technical professional services group offers a range of consulting services, both as packaged offerings and as customized solutions for specific customer needs. These services include architectural design, security design and management, systems and network assessment, application integration and system testing. We provide these professional services to customers at our Internet Data Centers or wherever their Internet operations are located.

 Managed Web Hosting

   We provide our managed Web hosting service for customers who want a redundant and scalable standard platform managed by us. This service includes a pre-packaged, bundled configuration of infrastructure components and services, including:

  . Web and database servers;

  . networking equipment, including routers, firewall, load balancing systems and switches;

  . remote monitoring and management; and

  . Internet connectivity through our network.

   Additional services include:

  . content distribution;

  . enhanced security;

  . storage management; and

  . end-user performance monitoring.

   Our managed Web hosting service are hosted in dedicated, separate and highly secure, "lights-out" sections of selected Internet Data Centers.

 Web Application Management

   We provide our Web application management service for customers who want to outsource the 24x7 monitoring and management of their Web applications as well as their Web hosting infrastructure. We offer fully-outsourced management of key software infrastructure components such as application servers, commerce software and content management systems. This service is available for both our managed Web hosting and our complex Web hosting customers.

Customers

   We have established a diverse base of customers and continue to focus on supporting the strong demand from the enterprise market. Our customers include companies within the enterprise and Internet markets including, Adidas, Inktomi, L'Oreal, Nikko Salomon Smith Barney, Oracle Business Online, Oracle Managed Services, Starbucks, U.S. News and World Report, Viacom, Yahoo! and ZDNet. Exodus has approximately 4,500 customers under contract. The following is a representative list of our Internet Data Center customers. None of our customers individually represented in excess of 10% of revenues in 2000:

ACNielsen                          Google                                  OfficeMax.com
Adidas                             Handspring                              Oracle Business Online
Albertsons                         hearst interactive media                Oracle Managed Services
Alaska Airlines                    Heineken                                PeopleSoft
Aon Corporation                    iBEAM Broadcasting Corporation          PricewaterhouseCoopers
BestBuy.com                        IKON Office Solutions / Digital Express Reebok International
British Airways                    Inktomi                                 Royal Caribbean Cruises
CBS SportsLine                     InterWest Bank                          RR Donnelley & Sons
Coldwater Creek                    Janus Capital                           Starbucks
Compaq                             JCPenny Company                         StorageNetworks
Computerworld                      Kaiser Permanente                       Sun Microsystems
DiscoverMusic                      L'Oreal                                 The Sharper Image
Dominion Bond Rating Service       Lycos                                   U.S. News & World Report
E! Online                          Metropolitan Life Insurance Co.         USA TODAY.com
eBay                               Microsoft                               Viacom
FleetBoston Financial Corporation  MSN Hotmail                             weather.com
flooz.com                          MSNBC.com                               Wells Fargo
Franklin Templeton Companies       Nikko Salomon Smith Barney              W.R. Hambrecht & Co
George Lucas Educational
 Foundation                        Novell                                  Yahoo!
GetThere                                                                   ZDNet

Customer Support

   Through our response center and our customer relations personnel at each Internet Data Center, we provide dedicated customer support to keep customers' Internet operations functional 24 hours per day, seven days per week. Response center personnel receive initial inquiries and perform preliminary analyses. They attempt to resolve each inquiry and route any inquiries that cannot be resolved to the appropriate Internet Data Center, where customer relations representatives and supervisors interface with customers and help to implement appropriate solutions. For those customers who require extraordinary levels of support, we offer dedicated teams of customer service personnel to provide 24-hour on call support with guaranteed response times.

Sales and Marketing

   Our sales and marketing objective is to achieve broad market penetration within our target market of enterprises that depend upon the Internet for mission-critical operations. We sell our services to enterprises directly through our sales force and indirectly through our alliance partners. We are actively seeking to increase our sales and distribution capabilities and coverage in the United States and to expand internationally as new Internet Data Centers are opened in Europe, Asia and Australia.

   Our sales force consists of field sales, strategic accounts, alliance sales, and telesales, which are organized geographically to ensure that each customers' services are implemented properly and efficiently. In addition, we utilize referral, reseller and other indirect sales channels.

   Our marketing organization is responsible for product marketing management, public relations and marketing communications. Product marketing management includes defining the product roadmap and bringing to market the portfolio of services and programs to address customer needs. These activities include product strategy and definition, pricing, competitive analysis, product launches, channel program management and product lifecycle management. Public relations focuses on cultivating industry analyst and media relationships, with the goal of securing broad media coverage and public recognition of our market leadership.

Network Design

   Our network consists of national and international backbone capacity, local networks and our private and public interconnection arrangements. Our high performance, dedicated and redundant backbone network connects our Internet Data Centers using multiple high-speed OC-3, OC-12 and OC-48 lines which reduce the risk of a single point of failure. Our local networks connect our Internet Data Centers in a metropolitan area, and in some cases connect customers to our Internet Data Centers. Within each Internet Data Center, we deploy a virtual LAN environment to increase reliability and performance and to provide customers with redundant connectivity to our backbone and the Internet.

   We use multiple OC-3, OC-12 and OC-48 lines in order to provide a high level of redundancy, performance and capacity, along with real-time content replication or caching across our Internet Data Centers. For customers with servers located at multiple Internet Data Centers, we provide dynamic response time and load balancing technologies for optimal routing of traffic. We also use a combination of private and public interconnections to achieve fast and reliable content delivery. We also provide excess network capacity to accommodate spikes in demand or line outages.

Competition

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced that they intend to begin providing or greatly expanding their service offerings to compete with our services. The principal competitive factors in our market include:

  . ability to deliver services when requested by the customer;

  . Internet system engineering and other professional services expertise;

  . customer service;

  . network capability, reliability, quality of service and scalability;

  . variety of managed services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  . broad geographic presence;

  . price;

  . ability to maintain and expand distribution channels;

  . brand name recognition;

  . timing of introductions of new services;

  . network security; and

  . financial resources.

   Our current and potential competitors in the market include, providers of server hosting services; global, regional and local telecommunications companies and Regional Bell Operating Companies; national, foreign and regional internet service providers; information technology outsourcing firms; and other technology services and products companies. Many of our competitors, particularly the global telecommunications companies who have begun or announced an intention to begin providing Web hosting services, have substantially greater resources, more customers, longer operating histories, greater name recognition and may have more established relationships in the industry than we do. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services that compete with the services we provide.

   Some of our competitors may be able to provide customers with additional benefits relating to the customer's Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased price and other competition.

Employees

   As of December 31, 2000 and prior to our acquisition of GlobalCenter, Exodus had 3,367 employees, including 807 employees in sales and marketing, 114 employees in product development, 976 employees in customer service and network engineering, 803 employees in professional services, and 667 employees in finance and administration. We believe that future success will depend in part on the continued ability to attract, hire and retain qualified personnel. The competition for personnel is intense, and there can be no assurance that we will be able to identify, attract and retain personnel in the future. None of our employees is represented by a labor union, and we believe that our employee relations are good.

Facilities

   Our executive offices are located in Santa Clara, California and consist of approximately 150,000 square feet that are leased pursuant to an agreement that expires in 2008. We have entered into two new leases for executive office space in Santa Clara, California for an aggregate of approximately 384,000 new square feet of space. Both new leases expire in 2011. As of December 31, 2000 we leased facilities for our current Internet Data Centers in the following metropolitan areas and specific cities, which cover an aggregate of approximately 4.1 million gross square feet and expire in the years indicated below:

       Metropolitan                                                       Lease
       Area                        City and State                         Expiration
       ------------                --------------                         ----------
       Silicon Valley              Santa Clara, CA                        October 2009
                                   Santa Clara, CA                        April 2002
                                   Santa Clara, CA                        November 2008
                                   Santa Clara, CA                        January 2009
                                   Santa Clara, CA                        January 2009
                                   Santa Clara, CA                        September 2010
       Los Angeles                 El Segundo, CA                         June 2009
       Orange County               Irvine, CA                             August 2007
                                   Irvine, CA                             October 2015
       Chicago                     Oak Brook, IL                          September 2010
                                   Elk Grove, IL                          June 2010
       Austin                      Austin, TX                             August 2011
       Boston                      Waltham, MA                            December 2007
                                   Waltham, MA                            September 2011
                                   Waltham, MA                            September 2012
       New York                    Jersey City, NJ                        May 2010
                                   Weehawken, NJ                          August 2011
                                   Parsippany, NJ                         Decmber 2013
       Washington, D.C.            Herndon, VA                            September 2004
                                   Sterling, VA                           November 2009
                                   Sterling, VA                           August 2009
       Atlanta                     Lithia Springs, GA                     December 2011

                                                                     Lease
       Metropolitan Area        City and State                       Expiration
       -----------------        --------------                       ----------
       Toronto                  Brampton, Ontario, Canada            April 2013
       Seattle                  Seattle, WA                          June 2007
                                Seattle, WA                          May 2009
                                Tukwila, WA                          December 2015
       London                   Park Royal, United Kingdom           May 2024
                                Park Royal, United Kingdom           June 2025
       Frankfurt                Frankfurt, Germany                   September 2009
       Tokyo                    Tokyo, Japan                         June 2001

   With our acquisition of GlobalCenter, we now lease additional facilities for Internet Data Centers in the following metropolitan areas and specific cities. These additional facilities cover an aggregate of approximately 1.0 million gross square feet, bringing the aggregate total of our Internet Data Center space to approximately 5.1 million gross square feet of Internet Data Center space. The years in which each of these leases expires is listed below.

       Metropolitan
       Area               City and State           Lease Expiration
       ------------       --------------           ----------------
       Silicon Valley     Sunnyvale, CA            August 2013
                          Sunnyvale, CA            November 2001
                          Sunnyvale, CA            November 2011
       Washington, D.C.   Herndon, VA              March 2009
                          Herndon, VA              May 2015
       New York           New York, NY             August 2014 (second floor)
                                                   September 2008 (third floor)
                          New York, NY             August 2015
       London             London, United Kingdom   March 2014
       Anaheim            Anaheim, CA              April 2009
       Melbourne          Melbourne, Australia     October 2001

   Most of our leases provide for a renewal option upon the expiration of the initial term and some of our leases include an option to purchase. We currently maintain sales offices in unutilized space in most of our Internet Data Centers. We intend to continue to expand domestically and internationally.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement, dated February 5, 2001, the underwriters named below have severally agreed to purchase, and we have agreed to sell them, the number of shares of common stock set forth below:

                                                                      Number of
        Underwriters                                                    Shares
        ------------                                                  ----------
   Goldman, Sachs & Co. .............................................  5,200,000
   Merrill Lynch, Pierce, Fenner & Smith
        Incorporated.................................................  5,200,000
   Morgan Stanley & Co. Incorporated.................................  1,560,000
   J.P. Morgan Securities Inc. ......................................    780,000
   Credit Lyonnais Securities (USA) Inc. ............................     65,000
   Dresdner Kleinwort Benson North America LLC.......................     65,000
   ING Barings LLC...................................................     65,000
   Scotia Capital (USA) Inc. ........................................     65,000
                                                                      ----------
     Total........................................................... 13,000,000
                                                                      ==========

   The representatives of the underwriters are Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered in this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions.

   The underwriters initially propose to offer a portion of the shares of our common stock directly to the public at the public offering price set forth on the cover of this prospectus supplement and a portion to some dealers at a price that represents a concession not in excess of $0.50 per share under the price offered to the public. Any underwriter may allow, and these dealers may reallow, a concession not in excess of $0.10 per share to other brokers or to other dealers. If all the shares are not sold at the initial price to the public, the representatives may change the offering price and the other selling terms.

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,950,000 shares from us to cover such sales. The underwriters may exercise this option for 30 days. If the underwriters exercise their option, the underwriters will become obligated, subject to certain conditions contained in the underwriting agreement, to purchase any additional shares in approximately the same proportion as set forth in the table above.

   We have agreed that, during the period beginning on the date of this prospectus supplement and continuing until the date 90 days after the date of this prospectus supplement, and subject to limited exceptions, we will not offer, sell, contract to sell or otherwise dispose of any shares of common stock, any securities substantially similar to the notes or the common stock or any securities convertible into or exchangeable or exercisable for common stock or substantially similar securities, without the prior consent of the underwriters. This agreement does not apply to certain employee benefit plans or to shares issued as consideration for acquisitions of businesses after the date of this prospectus supplement, provided that the recipients of such shares agree to identical restrictions to those contained in this paragraph.

   In addition, our senior officers and directors have agreed that, subject to certain limited exceptions, they will not offer, sell or otherwise dispose of any shares of common stock owned of record or beneficially as of the date of this prospectus supplement including securities convertible into or exercisable or exchangeable for shares of common stock as of such date, as well as any shares of common stock later acquired by reason of the conversion, exercise or exchange of such securities or enter into any hedging or other transaction with respect to the shares that would transfer the economic consequences of ownership of the common stock to another person, or exercise any registration rights, for a period of 60 days following the date of this prospectus supplement, except that such persons may dispose of shares of common stock as bona fide gifts if the recipient of any such gift agrees in writing with Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to be bound by the terms of this 60-day transfer restriction with the exception of an aggregate of up to 1.5 million shares which may be sold by Beverly Brown, John Dougery, Mark Dubovoy, Ellen Hancock, Sam Mohamad, Naomi Seligman, Adam Wegner and Bill Yeack.

   Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives of the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain such price.

   If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing shares of common stock in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize its price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives of the underwriters or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Some of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged and may in the future engage in commercial banking and investment banking transactions with us, for which they receive customary compensation. In particular, in October 2000, we entered into a credit facility. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is the joint lead arranger and co-documentation agent under the credit facility. Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the syndication agent under the credit agreement. Morgan Stanley Senior Funding, an affiliate of Morgan Stanley & Co. Incorporated, is the documentation agent under the credit facility.

   We have agreed with the underwriters to indemnify each other against some liabilities, including liabilities under the Securities Act of 1933.

   We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $338,000.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered by this prospectus supplement will be passed upon for us by Fenwick & West LLP, Palo Alto, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements of Exodus Communications, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated balance sheet of GlobalCenter Holding Co., as of December 31, 1999 and of GlobalCenter, Inc. as of December 31, 1998, and the related consolidated statements of operations and comprehensive income, shareholder's equity and cash flows for the periods from October 1, 1999 to December 31, 1999 and from January 1, 1999 to September 30, 1999 and for each of the two years ended December 31, 1998 and 1997, incorporated by reference in this prospectus supplement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference herein.

   PROSPECTUS

                                 [EXODUS LOGO]

                                 $2,000,000,000

                          Exodus Communications, Inc.

                                Debt Securities

                                Preferred Stock

                                  Common Stock

                                    Warrants

                               ----------------

   This prospectus includes a general description of the debt securities, shares of preferred stock, shares of common stock and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

   Our common stock trades on the Nasdaq National Market under the symbol
"EXDS".

                               ----------------

   Investing in our securities involves risks, which we describe in the "Risk Factors" section beginning on page 4 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is July 20, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................  ii
Where You Can Find More Information........................................  ii
Incorporation by Reference................................................. iii
Summary....................................................................   1
Risk Factors...............................................................   4
Disclosure Regarding Forward-Looking Statements............................  13
Use of Proceeds............................................................  14
Dividend Policy............................................................  14
Ratio of Earnings to Fixed Charges and Preferred Dividends.................  14
Description of Debt Securities.............................................  15
Description of Preferred Stock.............................................  23
Description of Common Stock................................................  25
Description of Warrants....................................................  27
Plan of Distribution.......................................................  29
Legal Matters..............................................................  30
Experts....................................................................  30

   Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Exodus" refer to Exodus Communications, Inc., a Delaware corporation.

   All share numbers in this prospectus reflect the two-for-one stock split in the form of a stock dividend payable to holders of our common stock on June 20, 2000. The information incorporated by reference into this prospectus that was filed with the SEC prior to June 21, 2000, however, does not reflect this stock split.

                               ----------------


   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" immediately below.

                      WHERE YOU CAN FIND MORE INFORMATION

   Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at
(800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

   We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to:

                          Exodus Communications, Inc.
                         2831 Mission College Boulevard
                         Santa Clara, California 95054
                           Attention: Adam W. Wegner
                           Telephone: (408) 346-2200

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

  . our annual report on Form 10-K for the year ended December 31, 1999 filed with the SEC on March 30, 2000;

  . our quarterly report on Form 10-Q for the quarter ended March 31, 2000 filed with the SEC on May 12, 2000;

  . our current reports on Form 8-K filed with the SEC on April 7, 2000, June
    21 and June 30, 2000;

  . the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 13, 1998 under
    Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

  . the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on January 29, 1999 under Section 12(g) of the Exchange Act, as amended by a Form 8-A/A filed with the SEC on November 29, 1999, including any amendment or report filed for the purpose of updating such description; and

  . all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities that we may offer under this prospectus are sold.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                                    SUMMARY

   This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

                          Exodus Communications, Inc.

   Exodus Communications is a leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. We offer sophisticated system and network management solutions, along with professional services, to provide optimal performance for customers' Web sites. Exodus delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a high performance dedicated and redundant backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of March 31, 2000, we had over 2,800 customers under contract and managed over 39,000 customer servers worldwide. Our customers represent a variety of industries, ranging from leading Internet companies to major enterprise customers, including Yahoo!, USA Today.com, weather.com, priceline.com, British Airways and Nordstrom.

   Internet usage is growing rapidly and businesses are increasing the breadth and depth of their Internet product and services offerings. These Internet operations are mission-critical for Internet-centric businesses and are becoming increasingly mission-critical for many enterprises. In order to ensure the quality, reliability, availability and redundancy of these mission-critical Internet operations, corporate IT departments must make substantial investments in facilities, personnel, equipment and networks which must be continuously upgraded to reflect changing technologies and must rapidly scale as the enterprise grows. This recurring and significant investment is an inefficient use of resources and, as a result, a significant need exists for outsourcing arrangements that can increase performance, provide continuous operation of Internet solutions and reduce Internet operating expenses. We believe a significant opportunity exists for a highly focused company to provide a combination of server hosting, Internet connectivity and managed and professional services that will enable reliable, high performance mission-critical Internet operations.

   Exodus offers an integrated portfolio of solutions that provides customers with a scalable, secure and high performance platform for the development, deployment and proactive management of mission-critical Internet operations. Our server hosting and Internet connectivity services are offered through our Internet Data Centers and our redundant backbone network of multiple high speed OC-3 and OC-12 lines, along with our public and private network interconnections. We continue to upgrade our network in order to accommodate expected traffic growth. Our managed services include performance monitoring, site management reports, data backup, content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, scalability and reliability of customers' mission-critical Internet operations. In addition, we integrate best-of-breed technologies from leading vendors with our industry expertise and proprietary technology.

   Our objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. To achieve this objective, we intend to:

  . Continue to position Exodus as the leader in this market;

  . Focus on enhancing systems and network management, Internet technology services and professional services;

  . Accelerate our global expansion;

  . Leverage our expertise to address new market opportunities; and

  . Continue to establish strategic relationships for distribution and technology.

   We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996, and introduced managed services in 1997 and professional services in 1998. We currently operate 22 Internet Data Centers located in Atlanta, Austin, Boston, Chicago, Los Angeles, New York, Seattle, Silicon Valley, Washington, D.C., London, Tokyo, Frankfurt and Toronto.

   We expanded our solutions and services by acquiring providers of Internet technologies--Arca Systems, Inc. ("Arca"), American Information Systems, Inc. ("AIS"), Cohesive Technology Solutions, Inc. ("Cohesive"), Service Metrics, Inc. ("Service Metrics"), Exodus Communications KK (formerly Global Online Japan Co. Ltd.) (sinjuku-ku) ("GOL") and KeyLabs, Inc. ("KeyLabs"). In October 1998, we purchased Arca, a provider of advanced network and system security consulting services. In February 1999, to accelerate our launch into the Chicago metropolitan area, we acquired AIS, a regional provider of co-location, Web hosting and professional services. In July 1999, we acquired Cohesive, a technology professional services organization with expertise in networking, Web applications and technology solutions. In November 1999, we acquired Service Metrics, an Internet monitoring applications and services company. In December 1999, we acquired GOL, an Internet solutions provider, through which we offer complex Web hosting and a range of Managed and Professional Services in the Japanese market. In February 2000, we acquired KeyLabs, Inc., a provider of e-business testing services, and in April 2000, we completed an equity investment in Mirror Image Internet, Inc. ("Mirror Image"), a provider of content distribution services.

   Our principal executive offices are located at 2831 Mission College Blvd., Santa Clara, California 95054. Our telephone number is (408) 346-2200.

                          The Securities We May Offer

   Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer under this prospectus.

Debt Securities

   We may offer unsecured general obligations, which may be either senior or subordinated and may be convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities". The senior debt securities will have the same rank as all our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and any preferred shareholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

   We will issue the debt securities under an indenture or indentures between us and Chase Manhattan Bank and Trust Company, National Association, as the trustee. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to the registration statement of which this prospectus is a part.

Preferred Stock

   We may issue shares of our preferred stock, par value $0.001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Common Stock

   We may issue shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Warrants

   We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

                                  RISK FACTORS

   Before investing in our securities, you should carefully consider the risks described below and in any accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus. This prospectus contains forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These risk factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements made by us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Our short operating history and heavy losses make our business difficult to evaluate

   Our limited operating history makes evaluating our business operations and our prospects difficult. We began offering server hosting and Internet connectivity services in 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. Due to our short operating history, our business model is still evolving. We have incurred operating losses and negative cash flows each fiscal quarter and year since 1995. Our accumulated deficit was approximately $286.6 million at March 31, 2000. We anticipate continuing to make significant investments in new Internet Data Centers and network infrastructure, product development, sales and marketing programs and personnel. We believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash and/or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenues in recent periods, this growth rate is not necessarily indicative of future operating results. It is possible that we may never achieve profitability on a quarterly or an annual basis.

Our operating results have fluctuated widely and we expect this to continue

   We have experienced significant fluctuations in our results of operations on a quarterly and an annual basis. We expect to continue to experience significant fluctuations due to a variety of factors, many of which are outside of our control, including:

  . demand for and market acceptance of our services;

  . reliable continuity of service and network availability;

  . the ability to increase bandwidth as necessary, both on our network and at our interconnection points with other networks;

  . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

  . customer retention and satisfaction;

  . capacity utilization of our Internet Data Centers;

  . the timing, magnitude and integration of acquisitions of complementary businesses and assets;

  . the timing of customer installations;

  . the provision of customer discounts and credits;

  . the mix of services sold by us;

  . the timing and success of marketing efforts and service introductions by us and our competitors;

  . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers, including obtaining necessary permits and adequate public utility power;

  . the introduction by third parties of new Internet and networking technologies;

  . changes in our pricing policies and those of our competitors;

  . fluctuations in bandwidth used by customers; and

  . licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries.

   In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, substantial interest expenses, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, many of our customers are emerging growth companies which may have negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources

   The expansion of our network through the opening of additional Internet Data Centers in geographically diverse locations is one of our key strategies. We currently have 22 Internet Data Centers located in the following metropolitan areas: Atlanta, Austin, Boston, Chicago, Frankfurt, London, Los Angeles, New York, Seattle, Silicon Valley, Tokyo, Toronto and Washington, D.C. To expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications circuits and equipment and Internet Data Center facilities, and establish additional interconnections with Internet service providers. To manage this expansion effectively, we must continue to improve our operational and financial systems and expand, train and manage our employee base. Our inability to establish additional Internet Data Centers or effectively manage our expansion would have a material adverse effect upon our business.

   We expect to expend substantial resources for leases and/or the purchase of real estate, significant improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new Internet Data Center. Moreover, we expect to make additional significant investments in sales and marketing and the development of new services as part of our expansion strategy. The failure to generate sufficient cash flows or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

   In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We incur further expenses from sales personnel hired to test market our services in markets where there is no Internet Data Center. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business would be materially adversely affected.

We compete with much larger companies and there are few barriers to entry, and if we cannot compete effectively, we will lose business

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced that they intend to begin providing and/or greatly expand their service offerings that are competitive with our services. The principal competitive factors in this market include:

  . the ability to deliver services when requested by the customer;

  . Internet system engineering and other expertise;

  . customer service;

  . network capability, reliability, quality of service and scalability;

  . the variety of services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  . broad geographic presence;

  . price;

  . the ability to maintain and expand distribution channels;

  . brand name;

  . the timing of introductions of new services;

  . network security; and

  . financial resources.

   There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

  . providers of server hosting services;

  . national, foreign and regional ISPs;

  . global, regional and local telecommunications companies and Regional Bell
    Operating companies;

  . IT outsourcing firms; and

  . other technology services and products companies.

   Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased prices and other competition.

Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results

   The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. We currently incur costs greater than our revenues. If we cannot retain or grow our customer base, we will not be able to increase our sales and revenues or create economies of scale to offset our fixed and operating costs. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings and delivery.

Our substantial leverage and debt service obligations adversely affect our cash flow

   We have substantial amounts of outstanding indebtedness, primarily from our 10 3/4% Senior Notes, 4 3/4% Convertible Subordinated Notes, 11 1/4% Senior Notes, and our 5% Convertible Subordinated Notes. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of, certain of our debt securities when due. As of March 31, 2000, we had debt of approximately $1.4 billion. We also have the right to issue $100.0 million of additional 10 3/4% Senior Notes on or prior to December 8, 2000. In July 2000 we issued our 11% Senior Notes in an aggregate principal amount of $1.0 billion and our 11% Senior Notes in an aggregate principal amount of 200.0 million. We will have the right to issue an additional $100.0 million of our 11% Senior Notes and an additional 100.0 million of our 11% Senior Notes. Furthermore, we expect to enter into new secured credit facilities for up to $750 million, and our debt securities would be effectively subordinated to any borrowings under the credit facilities. In addition, we expect to add additional equipment loans and lease lines to finance capital expenditures for our Internet Data Centers and to obtain additional long-term debt, working capital lines of credit and lease lines. We cannot be certain that any financing arrangements will be available.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing;

  . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  . placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

We are subject to restrictive covenants in our note indentures that limit our flexibility in managing our business

   Our existing debt securities contain various restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions.

   In addition, a number of instruments evidencing our debt restrict the manner in which the funds raised in our debt financings and debt incurred in the future may be used.

We must manage growth effectively by expanding operating and financial procedures, controls and systems or our business will be harmed

   We are experiencing, and expect to continue experiencing, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, acquisitions of assets and companies, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. We have recently hired many key employees and officers, and as a result, our entire management team has worked together for only a brief time. In addition, we intend to hire additional senior management personnel to support our growth and expansion of our business. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

We may experience difficulty in integrating our acquisitions, which could harm our operating results

   In October 1998 we acquired the assets of Arca, in February 1999 we acquired AIS, in July 1999 we acquired Cohesive, in November 1999 we acquired Service Metrics, and in December 1999 we acquired GOL. Furthermore, in February 2000, we completed our acquisition of KeyLabs and in April 2000 we completed our equity investment in Mirror Image. We continue to expend resources integrating Cohesive, Service Metrics and KeyLabs, and the personnel hired in connection with these acquisitions. As we acquire additional companies, we will incur additional expenses.

   We believe that our future growth depends, in part, upon the acquisition of complementary businesses, products, services or technologies. After purchasing a company, we could have difficulty in assimilating that company's technology, personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions by us may require us to issue stock that could dilute the ownership of our then existing stockholders, incur additional debt or assume liabilities, result in large one-time write-offs or create goodwill or other intangible assets that could result in amortization expenses.

System failures could lead to significant costs

   We must protect our network infrastructure, our equipment, and customers' equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, failure of any of our telecommunications providers, such as MCI WorldCom, Qwest Communications Corporation and Global Crossing, to provide consistent data communications capacity, and local exchange carriers to provide interconnection agreements, could result in interruptions in our services. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, temporary loss of power, and failure of networking equipment, all of which led to short-term degradation in the level of performance of our network or temporary unavailability of our services. We attempt to limit exposure to system downtime by contract by giving customers a credit of free service for a short period of time for disruptions. However, customers may demand additional remedies. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover those expenses.

Customer satisfaction with our services is critical to our success

   Our customers demand a very high level of service and services are an increasingly significant portion of our offerings. As customers outsource more mission-critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become unsatisfied. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. This commitment is generally limited to a credit consisting of free service for a short period of time for disruptions in Internet transmission services. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses.

Our ability to expand our network is unproven and will require substantial financial, operational and management resources

   To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We are dependent on MCI WorldCom, Qwest, Global Crossing and other telecommunications providers for our network capacity. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase quickly our network capacity in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility, which may cause delays in implementation.

We depend on network interconnections provided by third parties who may raise their fees or deny access

   We rely on a number of public and private network interconnections to allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue their interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. Some of these networks require that we pay them fees for the right to maintain interconnections. There is nothing to prevent any networks, many of which are significantly larger than we are, from increasing fees or denying access. In early 2000, one network with whom we previously maintained interconnections unilaterally terminated their interconnections. In the future, other networks could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks. In this event, we may not be able on a cost-effective basis to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets

   A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of GOL in December 1999. In April 2000, we opened two additional Internet Data Centers in Frankfurt and Toronto. Furthermore, we plan to open additional international Internet Data Centers by the end of 2000. In order to expand our international operations, we may enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the

United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  . challenges in staffing and managing foreign operations;

  . differences in technology standards;

  . employment laws and practices in foreign countries;

  . longer payment cycles and problems in collecting accounts receivable;

  . political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  . potentially adverse tax consequences.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards

   Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

   We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. Any incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to conform timely to new standards. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services

   The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services rely on encryption and authentication technology licensed from third parties. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Recently, numerous computer viruses have circulated throughout the world. Our network and our customer sites are potentially vulnerable to these viruses, which could harm our results of operations. Our Internet Data Centers have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in our computer systems or those of our customers. As a result, we could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

We depend on third-party equipment and software suppliers

   We depend on vendors to supply key components of our telecommunications infrastructure and system and network management solutions. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems, Inc. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we are unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused temporary disruptions in and impairment of network performance.

Government regulation and legal uncertainties may harm our business

   Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in many states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that Exodus is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network

   The law relating to the liability of online services companies and Internet access providers for information and commerce carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

   Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages through our network or advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some ISPs and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers will not engage in this practice, which could have a material adverse effect on our business.

Our future success depends on our key personnel

   Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We do not carry key-person life insurance for any of our employees.

If the Internet and Internet infrastructure development do not continue to grow, our business will be harmed

   Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We face risks associated with protection and enforcement of intellectual property rights

   We rely on a combination of copyright, patent trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have very little patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

   In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Our stock price has been volatile in the past and is likely to continue to be volatile

   The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Forward-looking statements in this prospectus include those relating to the expansion of our network through the opening of additional Internet Data Centers and the timing of openings, the upgrading of our telecommunications infrastructure, our planned introduction of various new products and services, the possibility of acquiring complementary businesses, products, services and technologies and our ability to make required payments on our current and future debt instruments. Actual results, performance or achievements could differ materially from those contemplated by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of securities that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose.

                                DIVIDEND POLICY

   We do not anticipate paying dividends on our common stock in the foreseeable future. The terms of some of our debt instruments place limitations on our ability to pay dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

   The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated:

                                                                            Three months
                                   Year Ended December 31                  ended March 31
                         -----------------------------------------------  ------------------
                          1995     1996      1997      1998      1999       1999      2000
                         -------  -------  --------  --------  ---------  --------  --------
                                                (in thousands)
Ratio...................      --       --        --        --         --        --        --
Deficiency.............. $(1,311) $(4,133) $(25,298) $(67,316) $(130,323) $(23,232) $(58,350)

   For the purpose of this computation, earnings are defined as income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs and the interest portion of capital lease obligations, and the portion of rental expense that is representative of the interest factor, deemed to be one-third of minimum operating lease rentals.

                         DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indentures, which we filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

   The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called the "indentures". A copy of the form of each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures. We refer to the indentures, together with any supplemental indentures, as the "indentures" throughout the remainder of this prospectus.

   The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

   We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

  . the title of the debt securities;

  . any limit upon the aggregate principal amount of the debt securities;

  . if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  . the date or dates when payments on the principal must be made or the method of determining that date or dates;

  . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

  . the right, if any, to extend the interest payment periods and the duration of the extensions;

  . the places where payments may be made and the manner of payments;

  . any mandatory or optional redemption provisions;

  . any subordination provisions;

  . the denominations in which debt securities will be issued;

  . the terms applicable to any debt securities issued at a discount from their stated principal amount;

  . the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

  . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

  . whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

  . whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

  . the certificates or forms required for the issuance of debt securities in definitive form;

  . the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

  . any deletions of, or changes or additions to, the events of default or covenants;

  . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

  . any other specific terms of the debt securities.

   If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

   Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Senior Debt Securities

   Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Subordinated Debt Securities

   Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries.

Registrar and Paying Agent

   The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

   Chase Manhattan Bank and Trust Company, National Association, is our designated security registrar and paying agent for the debt securities.

Global Securities

   We may issue a series of debt securities in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or Exchange Rights

   Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  . the conversion or exchange price;

  . the conversion or exchange period;

  . provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

  . events requiring adjustment to the conversion or exchange price;

  . provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

  . any anti-dilution provisions, if applicable.

Registered Global Securities

   Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  . by the depositary for that registered global security to its nominee;

  . by a nominee of the depositary to the depositary or another nominee of the depositary; or

  . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

   The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

   We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

  . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants", or persons that may hold interests through participants;

  . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  . any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  . ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

   The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

   So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  . will not be entitled to have the debt securities represented by a registered global security registered in their names;

  . will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

  . will not be considered the owners or holders of the debt securities under the indenture.

   Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

   We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

   We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name". We also expect that any of these payments will be the responsibility of the participants.

   If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

   We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities". We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Merger, Consolidation or Sale of Assets

   Under the terms of indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if Exodus is either the continuing entity or, if Exodus is not the continuing entity:

  . the successor entity is organized under the laws of the United States of America and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

  . the merger, sale of assets or other transaction must not cause a default on the debt securities and we must not already be in default.

Events of Default

   Unless otherwise provided for in the prospectus supplement, the term "event of default", when used in the indentures means any of the following:

  . failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

  . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  . failure to make sinking fund payments, if any, when due;

  . failure to perform other covenants for 60 days after notice that performance was required;

  . events in bankruptcy, insolvency or reorganization of our company; or

  . any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

   If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

   Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

   If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

   If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

   Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:

  . the holder has previously given to the trustee written notice of default and continuance of that default;

  . the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

  . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

  . the trustee has not instituted the action within 60 days of the request;
    and

  . the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

   We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.

Discharge, Defeasance and Covenant Defeasance

   We can discharge or defense our obligations under the indentures as stated below or as provided in the prospectus supplement.

   Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

   Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as "defeasance". We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as "covenant defeasance". We may effect defeasance and covenant defeasance only if, among other things:

  . we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

  . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

  . in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

   Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

   Except as provided in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  . secure any debt securities;

  . evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

  . add covenants for the protection of the holders of debt securities;

  . cure any ambiguity or correct any inconsistency in the indenture;

  . establish the forms or terms of debt securities of any series; and

  . evidence and provide for the acceptance of appointment by a successor trustee.

   Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

  . extend the stated maturity of any debt security;

  . reduce the principal amount or premium, if any;

  . reduce the rate or extend the time of payment of interest;

  . reduce any amount payable on redemption;

  . change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

  . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

  . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the Trustee

   Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee of that series in New York, New York.

   If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

   The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

  . would not conflict with any rule of law or with the applicable indenture;

  . would not be unduly prejudicial to the rights of another holder of the debt securities; and

  . would not involve any trustee in personal liability.

   Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

   Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

   The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

   Under our certificate of incorporation we have authorized 5,000,000 shares of preferred stock, par value $0.001 per share. At June 30, 2000, we had no shares of preferred stock issued and outstanding. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders. Preferred stock, if issued, will not be entitled to any preemptive or similar rights.

   Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

  . the designation of the title of the series;

  . dividend rates;

  . redemption provisions, if any;

  . special or relative rights in the event of liquidation, dissolution, distribution or winding up of Exodus;

  . sinking fund provisions, if any;

  . whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

  . voting rights; and

  . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking

   Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

   Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

  . the dividend rates;

  . whether the rates will be fixed or variable or both;

  . the dates of distribution of the cash dividends; and

  . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

Conversion and exchange

   The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

Redemption

   We will specify in the prospectus supplement relating to each new series of preferred stock:

  . whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

  . whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

  . the redemption prices.

Liquidation preference

   Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

  . distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

  . any accrued and unpaid dividends.

   These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting rights

   The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.

Transfer agent and registrar

   We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

                          DESCRIPTION OF COMMON STOCK

   The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our restated certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

   Our restated certificate of incorporation provides that we have authority to issue 1,500,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2000, there were 414,811,666 shares of common stock outstanding. Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. Common stockholders do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock which we may designate and issue in the future. We will describe the specific terms of any common stock we may offer in a prospectus supplement.

Charter Provisions

   The board of directors currently consists of ten members. At each annual meeting of stockholders, directors are elected for a term of one year.

   Our restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by law. Our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the board of directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

   Our bylaws require that nominations for the board of directors made by the stockholders and proposals by stockholders seeking to have any business conducted at a stockholders' meeting comply with particular notice procedures. A notice by a stockholder of a planned nomination or of proposed business must generally be given not later than 60 days nor earlier than 90 days prior to the date of the meeting. A stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made, and a notice from a stockholder proposing business to be brought before the meeting must describe such business and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting that proposal.

   Our restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders shall be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called by the board of directors, the chairman of the board, the chief executive officer or the holders of Exodus shares that are entitled to cast not less then 10% of the total number of votes entitled to be cast by all stockholders at such meeting. In addition, our restated certificate of incorporation and bylaws provide that the board of directors may, from time to time, fix the number of directors constituting the board of directors, and only the directors are permitted to fill vacancies on the board of directors.

   Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any mater is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation and bylaws do not require a greater percentage. In addition, our restated certificate of incorporation and bylaws provide that the board of directors shall have the power to amend or repeal our bylaws.

   The provisions of the restated certificate of incorporation and bylaws discussed above could make more difficult or discourage a proxy contest or the acquisition of control of a substantial block of our stock or the removal of any incumbent member of the board of directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Exodus, even though such an attempt might be beneficial to Exodus and our stockholders.

Stockholder Rights Plan

   We adopted a stockholder rights plan on January 26, 1999. The plan was implemented by declaring a dividend, distributable to stockholders of record on February 11, 1999, of one preferred share purchase right for each outstanding share of common stock. The plan provides that each share of common stock outstanding will have attached to it the right to purchase one sixteen-hundredth of a share of preferred stock. The purchase price per one sixteen-hundredth of a preferred share under the plan is $21.87, subject to adjustment. The rights will be exercisable only if a person or group (i) acquires 15% or more of the common stock or (ii) announces a tender offer that would result in that person or group acquiring 15% or more of the common stock. Once exercisable, and in some circumstances if certain additional conditions are met, the plan allows shareholders (other than the acquiror) to purchase common stock or securities of the acquiror having a then-current market value of two times the exercise price of the right. The rights are redeemable for $0.001 per right (subject to adjustment) at the option of the board of directors. Until a right is exercised, the holder of the right, as such, has no rights as a stockholder of Exodus. The rights will expire on January 27, 2009 unless redeemed by Exodus prior to that date.

   On October 20, 1999 the rights agreement was amended to provide that FMR Corp. will not be deemed an "acquiring person" unless it acquires 20% or more of the common stock as opposed to 15% as described above.

   The rights agreement contains rights that have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Exodus on terms not approved by the board of directors. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by Exodus at $0.001 per right prior to the earlier of (i) the time prior to such time as any person has become an acquiring person (as defined in the rights agreement), or
(ii) January 27, 2009.

Change of Control

   We are subject to Section 203 of the Delaware General Corporation Law which under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder," as defined in Section 203, to effect various business combinations with us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under
Section 203.

Transfer Agent

   The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock will be EquiServe.

                            DESCRIPTION OF WARRANTS

   We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock or preferred stock.

   Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt warrants

   The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

  . the title and aggregate number of the debt warrants;

  . any offering price of the debt warrants;

  . the number of debt warrants and debt securities that will be separately transferable;

  . any date on and after which the debt warrants and debt securities will be separately transferable;

  . the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

  . the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time and the final date on which the debt warrants may be exercised;

  . the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

  . the terms of any right to redeem or call the debt warrants;

  . any book-entry procedure information;

  . any currency or currency units in which the offering price and the exercise price are payable; and

  . any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity warrants

   The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

  . the title and aggregate number of the equity warrants;

  . any offering price of the equity warrants;

  . the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

  . if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

  . if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

  . the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

  . the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

  . if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

  . any currency or currency units in which the offering price and the exercise price are payable;

  . any applicable anti-dilution provisions of the equity warrants;

  . any applicable redemption or call provisions; and

  . any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

                              PLAN OF DISTRIBUTION

   We may sell our debt securities, shares of preferred stock, shares of common stock and warrants in any of three ways:

  . through underwriters;

  . through agents; or

  . directly to a limited number of institutional purchasers or to a single purchaser.

   The prospectus supplement for the securities we sell will describe that offering, including:

  . the name or names of any underwriters;

  . the purchase price and the proceeds to us or the selling stockholders from that sale;

  . any underwriting discounts and other items constituting underwriters' compensation;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  . whether the securities will trade on any securities exchanges or the Nasdaq National Market.

Underwriters

   If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

   The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

   We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

   We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

   We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

   We may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

                                 LEGAL MATTERS

   Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Palo Alto, California. Certain legal matters under the laws of the State of New York with respect to the securities will be passed upon for us by Winthrop, Stimson, Putnam & Roberts, New York, New York or other counsel named in the appropriate prospectus supplement.

                                    EXPERTS

   The consolidated financial statements of Exodus as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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